Exhibit 2.1

Execution Version

UNIT PURCHASE AGREEMENT

BY AND AMONG

PETIQ, INC.,

PETIQ, LLC,

PETIQ HOLDINGS, LLC,

COMMUNITY VETERINARY CLINICS, LLC,

VIP PETCARE HOLDINGS, INC.

AND

WILL SANTANA AND KENNETH PECORARO

concerning the sale of membership units of

COMMUNITY VETERINARY CLINICS, LLC

dated as of January 5, 2018

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ii

Exhibits

Exhibit A – Reorganization Transactions

Exhibit B-1 – Form of Contingent Note

Exhibit B-2 – Guaranty Note

Exhibit C – Amended and Restated Headquarters Lease

Exhibit D – Escrow Agreement

Exhibit E – Lock-Up Agreement

Exhibit F-1 – Form of Employment Agreement – Rist

Exhibit F-2 – Form of Employment Agreement – Santana

Exhibit G – Registration Rights Agreement

Exhibit H – Guaranty

Exhibit I – Indemnification Agreement

iii

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 5, 2018, by and among PetIQ, Inc., a Delaware corporation (“PetIQ”), PetIQ Holdings, LLC, a Delaware limited liability company (“Holdings”),  PetIQ, LLC, an Idaho limited liability company (the “Buyer”), Community Veterinary Clinics, LLC, a Delaware limited liability company (the “Company”), VIP Petcare Holdings, Inc. (the “Seller”), Will Santana (“Santana”) and Kenneth Pecoraro (“Pecoraro” and together with Santana, each a “Stockholder” and together, the “Stockholders”).  Capitalized terms shall have the meanings set forth herein.

WHEREAS, prior to the date hereof, the Seller, the Company and CVC Management Incentive Plan, LP, a Delaware limited partnership, executed that certain Omnibus Agreement Regarding Redemption and Management Incentive Plan Obligations a copy of which is attached as Exhibit A hereto (collectively, the “Reorganization Transactions”), pursuant to which, prior to the closing of the transactions consummated hereby, the Seller will become the owner of all the issued and outstanding units of membership interests of the Company (the “Units”);

WHEREAS, the Stockholders own all of the issued and outstanding capital stock of the Seller;

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the Units in exchange for the consideration set forth herein, upon the terms and conditions set forth in this Agreement; and

 WHEREAS, as a condition to, and in connection with the execution of this Agreement, each of Santana and Michael Rist has executed and delivered an Employment Agreement with the Buyer to become effective upon the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations and warranties and covenants herein contained, the Parties agree as follows.

ARTICLE 1

DEFINITIONS

Section 1.1.    Defined Terms.  The following terms shall have the following meanings:

“2018 Contingent Note” means that certain Promissory Note, substantially in the form attached hereto as Exhibit B-1 to be issued by the Buyer on the Closing Date in favor of the Seller in the principal amount of $10,000,000.

“2019 Contingent Note” means that certain Promissory Note, substantially in the form attached hereto as Exhibit B-1 to be issued by the Buyer on the Closing Date in favor of the Seller in the principal amount of $10,000,000.

“Acquisition Transaction” means any merger, consolidation, or other business combination involving any Target Company or the acquisition of all or any amount of the assets or the capital stock of any Target Company.

“Adjustment Escrow Amount” means $750,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount together with any investment proceeds thereon.

“Adverse Consequences” means all actions, suits, Proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.

“Agreement” has the meaning set forth in the initial paragraph of this Agreement.

“Amended and Restated Headquarters Lease” means the amended and restated lease agreement dated as of the date hereof and effective as of the Closing Date,  by and between the Company and SSMP Properties LLC for the lease of the Company’s headquarters located at 5813 Skylane Blvd., Windsor, California, 95492,  which is attached hereto as Exhibit C.

“Ancillary Documents” means the other documents, agreements, certificates and instruments to be executed, delivered and performed by the Parties in connection with the transactions contemplated by this Agreement.

“Antitrust Division” has the meaning set forth in Section 5.2(a).

 “Audited Financial Statements” has the meaning set forth in Section 3.6(a)(i).

“Base Cash Purchase Price” has the meaning set forth in Section 2.1.

“Business Day” means any day other than a Saturday, Sunday, or other day on which banking institutions in the State of New York are authorized by Law to close.

“Buyer” has the meaning set forth in the initial paragraph of this Agreement.

“Buyer Fundamental Representations” has the meaning set forth in Section 8.7(b).

“Buyer Indemnified Parties” means the Buyer, Holdings, PetIQ and their Affiliates (including the Target Companies following the Closing) and their respective officers, directors,

managers, stockholders, members, partners, employees, agents, Affiliates, attorneys and representatives.

“Buyer Prepared Returns” had the meaning set forth in Section 9.4(b).

“Buyer’s Accountants” means Deloitte & Touche LLP.

“Buyer Indemnity Cap Amount” means an amount equal to 10% of the product of (x) 4,200,000 and (y) the volume weighted average price of one PetIQ Class A Share on the NASDAQ Global Market for the five (5) trading days ending on the day prior to the Closing Date.

 “Buyer Threshold Amount” means an amount equal to 1.0% of the product of (x) 4,200,000 and (y) the volume weighted average price of one PetIQ Class A Share on the NASDAQ Global Market for the five (5) trading days ending on the day prior to the Closing Date.

“Cash Purchase Price” has the meaning set forth in Section 2.1.

“CCI” means Community Clinics, Inc., a California corporation.

“CCI 2017 Returns” has the meaning set forth in Section 9.4(b).

“CCI Amended Returns” has the meaning set forth in Section 9.4(c).

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Indebtedness Statement” means a statement prepared by the Company and delivered to the Buyer setting forth the detailed individual amounts that would be the Closing Indebtedness were the Closing Date to be the date of such statement (the “Estimated Closing Indebtedness”), which statement will be accompanied by a pay-off letter from each applicable third party creditor whose amounts will be included in such Company Indebtedness, and the Company’s good faith estimate of anticipated borrowings and repayments through the Closing Date.

“Closing Date Transaction Expenses Statement” means a statement prepared by the Company and delivered to the Buyer setting forth the detailed individual amounts that would be the Closing Seller Transaction Expenses were the Closing Date to be the date of such statement (the “Estimated Seller Transaction Expenses”), which statement will be accompanied by an invoice from each applicable third party whose amounts will be included in such Seller Transaction Expenses.

“Closing Indebtedness” means the Company Indebtedness as of the close of business on the day immediately preceding the Closing Date.

“Closing Net Working Capital” means as of the close of business on the day immediately preceding the Closing Date the total current assets of the Target Companies (excluding cash) minus the total current liabilities of the Target Companies (excluding Company Indebtedness and Seller

Transaction Expenses).  For the avoidance of doubt, “Estimated Closing Net Working Capital” and “Closing Net Working Capital” shall be calculated in accordance with GAAP in the same manner, using the same accounting principles, methods, practices and categories as set forth on Section 2.5(a) of the Disclosure Schedule.  Closing Net Working Capital shall be determined without regard to income Tax assets and liabilities.

“Closing Seller Transaction Expenses” means the unpaid Seller Transaction Expenses as of the as of the close of business on the day immediately preceding the Closing Date.

“Closing Statement” has the meaning set forth in Section 2.5(b).

“Closing Statement Dispute Notice” has the meaning set forth in Section 2.5(c).

“CMPR” has the meaning set forth in Section 11.14(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitments” has the meaning set forth in Section 5.9.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Accountants” means BPM LLP.

“Company Employees” has the meaning set forth in Section 3.15(a).

“Company Indebtedness”  means, without duplication, (A) all indebtedness of the Target Companies for borrowed money, whether current or funded, secured or unsecured, including under lines of credit or other credit facilities of the Target Companies or evidenced by notes, bonds, debentures or other debt securities (other than accounts payable in the Ordinary Course of Business), (B) any cash overdrafts or similar obligations, (C) the deferred purchase price of property or services with respect to which any Target Company is liable as obligor (including credit card balances) other than operating or other leases of property (except as set forth in (H) below), (D) any notes payable to any Target Company’s members, vendors, partners or third parties and any other non-ordinary course third party payables, accrued expenses and liabilities to current and/or former employees incurred in the Ordinary Course of Business and amount of outstanding and unpaid checks in transit issued by any Target Company to the extent such unpaid checks are not reflected on the Latest Balance Sheet, (E) any unfunded benefit liability with respect to the retirement plans and programs of the Target Companies and any unfunded benefit liability with respect to the deferred compensation arrangements of the Target Companies, (F) all interest owed with respect to the indebtedness described in the preceding clauses (A) through (E) and any prepayment penalties or fees or similar breakage costs or other fees and costs required to be paid in order for such indebtedness to be satisfied and discharged in full as of the Closing Date, (G) any contingent consideration payment obligations of any Target Company to sellers of acquired companies, (H) capital lease obligations (for the avoidance of doubt, excluding the leases entered into pursuant to the Master Equity Lease Agreement, dated September 1, 2014, by and between the Company and Enterprise FM Trust), (I) any unpaid income Taxes for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date) and (J) indebtedness of the types described in clauses (A) through (I) guaranteed, directly or indirectly, in any manner by any Target Company through an agreement, contingent or otherwise.

“Competing Business” has the meaning set forth in Section 6.2(b).

“Confidential Information” means any non-public information concerning the businesses and affairs of any party.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Buyer and the Company, dated May 31, 2017.

“Contract” means any written contract, agreement, or lease and any oral agreement, including any amendments, modifications or supplements thereto.

“Debt Financing Sources” has the meaning set forth in Section 5.9.

“Defense Counsel” has the meaning set forth in Section 8.3(a).

“Defense Notice” has the meaning set forth in Section 8.3(a).

“Designated Communications” has the meaning set forth in Section 11.14(b).

“Direct Claim” has the meaning set forth in Section 8.4.

“Disclosure Schedule” means the disclosure schedule accompanying this Agreement.

“D&O Tail Premium” has the meaning set forth in Section 6.8(b).

“Employee Benefit Plan”  means all employee benefit plans of the Target Companies (as such term is defined in Section 3(3) of ERISA) or their ERISA Affiliates, or any other plans, agreements, arrangements or policies, whether or not subject to ERISA, providing benefits or remuneration to current or former employees, independent contractors, or consultants of the Target Companies, including those related to employment, sick pay, retirement or leave (other than those which are required to be maintained to satisfy requirements of Law), vacation pay or severance pay, deferred or incentive compensation, pension, profit sharing, savings, retirement income or other benefits, equity, phantom equity, or equity-based compensation or awards, stock purchase and stock option plans, stock appreciation rights, bonuses, health benefits (including, but not limited to, medical, dental, vision, life, disability, or accident insurance benefits), vacation, paid time off, and all other employee benefits or fringe benefits maintained, sponsored, or contributed to by any of the Target Companies, or under which the Target Companies, or their respective ERISA Affiliates have any liability, including secondary and contingent liability.

“Employment Agreements” means those certain employment agreements between the Buyer and each of Santana and Michael Rist dated as of the date hereof and effective as of the Closing Date, which are attached hereto as Exhibit F-1 and Exhibit F-2.

“Enforceability Exceptions” means the exceptions or limitations to the enforceability of Contracts or agreements under bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Proceeding at law or in equity).

“Environmental Laws” means any Laws pertaining to the protection of the environment, public health and safety, occupational health and safety or worker health and safety, natural resources or any other environmental matter.

“Environmental Licenses” has the meaning set forth in Section 3.14(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of an entity means a corporation, trade, business, or entity under common control with such entity, within the meaning of Code Section 414(b), (c), (m) or (o) or Section 4001 of ERISA.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit D entered into as of the Closing Date by and among the Buyer, the Seller and the Escrow Agent.

“Escrow Excess Amount” has the meaning set forth in Section 2.5(g)(i).

“Estimated Closing Indebtedness” has the meaning set forth in the definition of Closing Date Indebtedness Statement.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.5(a).

“Estimated Closing Seller Transaction Expenses” has the meaning set forth in the definition of Closing Date Transaction Expenses Statement.

“Final Closing Indebtedness” has the meaning set forth in Section 2.5(d).

“Final Closing Net Working Capital” has the meaning set forth in Section 2.5(d).

“Final Closing Seller Transaction Expenses” has the meaning set forth in Section 2.5(d).

“Final Shortfall” has the meaning set forth in Section 2.5(g)(i).

“Final Surplus” has the meaning set forth in Section 2.5(g)(ii).

“Financing” has the meaning set forth in Section 5.9.

“Financial Statements” has the meaning set forth in Section 3.6(a)(i).

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Code

Section 957, or (c) a “passive foreign investment corporation” within the meaning of Code Section 1297.

“Flow-Through Returns”  has the meaning set forth in Section 9.4(a).

“FTC” has the meaning set forth in Section 5.2(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” means any federal, state, municipal, local, or other governmental authority or administrative agency, domestic or foreign including, without limit, the SEC and NASDAQ.

“Guarantors” means the guarantors as specified in the Guaranty.

“Guaranty” means the guaranty of the obligations of the Buyer under the Seller Notes in the form attached hereto as Exhibit H.

“Guaranty Note” means that certain Promissory Note, substantially in the form attached hereto as Exhibit B-2 to be issued by the Buyer on the Closing Date in favor of the Seller in the principal amount of $10,000,000.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substances” means any material, substance, waste or compound regulated, characterized or otherwise classified under Environmental Laws as hazardous, toxic, a pollutant, a contaminant or words of similar meaning or effect, including petroleum, or any refined product, byproduct, fraction or derivative thereof, asbestos, or polychlorinated biphenyls.

“Holdings” has the meaning set forth in the preamble.

“Holdings LLC Consideration” has the meaning set forth in Section 2.1.

“Holdings LLC Interests” means common membership interests of Holdings.

 “Indemnification Agreement” has the meaning set forth in Section 7.1(t).

 “Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnified Tax” means, without duplication, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to any Contract entered into (or assumed) by Target Companies on or prior to the Closing Date, in connection with filing a Tax Return, as a result of an assessment or adjustment by any Governmental Entity, by means of withholding, or for any other reason and whether disputed or not):

(i)       all Taxes of the Seller;

(ii)      all Taxes of Target Companies (other than Transfer Taxes (which are governed by clause (v) below)) for any Pre-Closing Tax Period (or portion of any Straddle Period ending on or prior to the Closing Date);

(iii)     all Taxes that Target Companies are liable for (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws) as a result of being a member of (or leaving) an Affiliated Group on or before the Closing Date;

(iv)     all Taxes resulting from (a) a breach or inaccuracy of any Tax Representation (in each case, construed as if they were not qualified by “Knowledge,” “material,” “Material Adverse Effect” or similar language), (b) a breach of a covenant or other agreement of the Seller contained in this Agreement, or (c) a breach of a covenant or other agreement of any Target Company prior to Closing;

(v)      all Taxes imposed as a result of any loss, reduction, disallowance, or unavailability (in whole or in part) of any refund (whether as cash or a credit or offset against Taxes otherwise payable) that (a) was received by the Target Companies on or before the Closing Date; or (b) was included in the computation of Final Closing Net Working Capital or Company Indebtedness;

(vi)     all Taxes payable with respect to the CCI Amended Returns and the CCI 2017 Returns; and

(vii)    any Transfer Taxes as determined under Section 9.3.

Indemnified Taxes shall exclude (i) Taxes to the extent accrued as a liability in the computation of Final Closing Net Working Capital (or if the Tax is due prior to the determination of Final Closing Net Working Capital, to the extent accrued as a liability in the Estimated Closing Net Working Capital); (ii) Taxes included in the computation of Seller Transaction Expenses under Section 2.2(a)(v); and (iii) Taxes included in the computation of Company Indebtedness under Section 2.2(a)(iv).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

 “Intellectual Property”  means all of the following:  (i) inventions and discoveries (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, industrial design registrations and applications, invention disclosures, and other rights of invention, worldwide, including any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent, worldwide; (ii) trademarks, service marks, trade names, trade dress, logos, Internet domain name registrations, social media accounts, corporate names, product names and slogans, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing, worldwide; (iii) copyrightable works, including software and databases, copyrights, website content, and other rights of authorship, and any applications, registrations and renewals in connection therewith and all moral rights associated therewith, worldwide; (iv) trade secrets and any other confidential business and technical information, including user information, customer and supplier lists and related information, pricing and cost information, business and marketing plans, advertising statistics, any other financial, marketing and business data, formulations, compositions, production and labeling processes and techniques, research and development information, technical data, specifications, schematics and know-how; (v) to the extent not covered by clauses (i) through (iv), software and websites (including all related computer code and content); (vi) creative materials, advertising, marketing and promotional materials, studies, reports, data (including marketing and industry data), and other printed and written materials; (vii) rights to exclude others from appropriating any of such Intellectual Property, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein; and (viii) any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the business of the Target Companies.

“Knowledge” means (a) with respect to the Company, the knowledge of each Stockholder, and Michael Rist, in each case after having made due inquiry, including a review of the books and records of the Target Companies, and (b) with respect to the Buyer, the knowledge of McCord Christensen and John Newland in each case after having made due inquiry including a review of the books and records of the Buyer.

“Latest Balance Sheet”  has the meaning set forth in Section 3.6(a).

“Laws” means all laws, statutes, regulations, codes, ordinances, rules, orders, writs, injunctions, decrees and rulings of, adopted, promulgated or handed down by, any Governmental Entity, including any judgment, writ, order, injunction, award, decree or similar act of any court, judge, justice, magistrate or similar Governmental Entity.

“Lease” has the meaning set forth in Section 3.9(b).

“Leased Real Property” has the meaning set forth in the definition of Real Property.

“Licenses” means the licenses, permits, registrations, approvals, certificates, identification numbers and authorizations granted by or pending before any Governmental Entity which are required by Law to operate the Company.

“Lien” means any mortgage, deed of trust, pledge, lien, encumbrance, charge, claim, subscription, option, warrant, call, commitment, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction or other restriction of any kind under any stockholder, member or similar agreement.

“LLC Agreement” has the meaning set forth in Section 6.8(a).

“Lock-Up Agreement” has the meaning set forth in Section 6.4(a).

“Managed Practices” means Gentle Doctor (North Carolina), P.C., Gentle Doctor (Texas), PLLC, Gentle Doctor (Tennessee), PLLC, Community Veterinary Clinics Alabama, LLC, Community Veterinary Clinics, P.C. and any other veterinary practice, clinic or site that contracts with a Target Company for the provision of management or administrative services and/or equipment and supplies related to veterinary products and services.

“Material Adverse Effect” means any change, effect, event, result, occurrence, fact, circumstance or development (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, properties, liabilities (including, without limitation, contingent liabilities),  near-term or long-term projected business condition (financial or otherwise) or results of operations of the Target Companies taken as a whole, but excluding any change, effect, event, result, occurrence, fact, circumstance or development (by itself or when aggregated with any other change, effect, event, result, occurrence, fact, circumstance or development) resulting or arising (or which would reasonably be expected to result or arise) from:

(i)        any change, after the date hereof, in GAAP or applicable Law or the application or interpretation thereof;

(ii)       any change in general economic conditions in the industries or markets in which the Target Companies operate or affecting the United States or foreign economies in general;

(iii)      any change that is generally applicable to the industries or markets in which the Target Companies operate;

(iv)      acts of war (whether declared or not declared) or terrorism, or the escalation thereof;

(v)       hurricane, earthquakes, tornados, floods, wildfires, or other natural disasters;

(vi)      conditions generally affecting the United States economy or credit, securities, currency, banking or capital markets (including any decline in the price of any security or market index) in the United States or elsewhere in the world;

(vii)     any failure, in and of itself, of the Target Companies or to meet financial projections (including revenues and/or earnings) after the date hereof (but not excluding any of the reasons for any such failure); or

(viii)    the public announcement of the transactions contemplated by this Agreement or compliance by any of the Target Companies with the terms of this Agreement.

provided that any change, effect, event, result, occurrence, fact, circumstance or development set forth in the foregoing clauses (i) through (viii) may be taken into account in determining whether there has been (or would reasonably be expected to occur) a Material Adverse Effect to the extent such change, effect, event, result, occurrence, fact, circumstance or development has a disproportionate adverse effect on the Target Companies, taken as a whole, relative to other Persons in the industries or markets in which the Target Companies operate.

“Material Contracts” has the meaning set forth in Section 3.11(x).

“Monthly Financial Statements” has the meaning set forth in Section 3.6(a)(i).

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Multiple Employer Plan” means a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Code Section 210 of ERISA or Section 413(c).

“Necessary Consents” has the meaning set forth in Section 3.3(c).

“Net Adjustment Amount” means an amount, which may be positive or negative, equal to the sum of (A) the Final Closing Net Working Capital minus the Estimated Closing Net Working Capital, (B) the Estimated Closing Indebtedness minus the Final Closing Indebtedness and (C) the Estimated Closing Seller Transaction Expenses minus the Final Closing Seller Transaction Expenses.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Ordinary Course Tax Provisions” has the meaning set forth in Section 3.8(j).

“Parties” means, collectively, the Buyer, Holdings, PetIQ, the Company, the Seller and the Stockholders.

“Pension Plan” means a plan subject to Code Sections 412 or 4971, Section 302 of ERISA or Title IV of ERISA.

“Permitted Liens” means (a) liens for current Taxes not yet due and payable, and (b) inchoate materialmen’s, mechanics’, workmen’s repairmen’s or other like liens arising in the Ordinary Course of Business that are not material to the business, operations and financial condition of the property so encumbered and that do not result from a breach, default or violation by any Target Company or any Managed Practice of any Contract or Law.

 “Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization, or Governmental Entity.

“PetIQ Class A Shares” means shares of Class A common stock, par value $0.001 per share, of PetIQ.

“PetIQ Class B Shares” means shares of Class B common stock, par value $0.001 per share, of PetIQ.

“PetIQ SEC Reports” has the meaning set forth in Section 4.3(a).

“PetIQ Stock Consideration” has the meaning set forth in Section 2.1.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.

“Personal Information” means any data that constitutes personal information, personally identifiable information or Personal Information under applicable Laws as well as data that identifies or can be used to identify individuals either alone or in combination with other information which is in the possession of the Target Companies, including, without limitation, an individual’s name, address, phone number, username and password, social security number or other government-issued number, financial account number, date of birth, e-mail address, Internet Protocol (IP) address, or other health information or account information, or any other information that can be used to contact someone or serve them with information online or offline (including identifiers used to engage in interest-based advertising) or other information that is regulated by one or more Privacy Laws.

“Privacy Contracts” means past and present internal or external policies of the Target Companies, and all Contracts between the Company and any Person that are applicable to the creation, collection, obtaining, tracking, retention, storage, processing, sharing, transmission, security, confidentiality protection, use and/or disclosure of Personal Information, trade secrets or Confidential Information, including, without limitation, all such Contracts used in the provision of any deliverables or services to third parties.

 “Privacy Laws” means any Laws that relate to and/or address privacy, security, data use, consumer tracking, consumer targeting, data protection and destruction, data breach notification or data transfer issues, including, without limitation, HIPAA, the Gramm-Leach-Bliley Act, the CAN-SPAM Act, the Song-Beverly Credit Card Act, the Telephone Consumer Protection Act, 2-1 C.M.R. 17.00 et. seq., and all current and former implementing Laws, rules, regulations, and all guidelines and industry standards applicable to the Target Companies and the business of the Target Companies, including ISO 27001, the Digital Advertising Alliance’s Industry Self-Regulatory Program for Online Behavioral Advertising and the Payment Card Industry Data Security Standard, and any applicable foreign Laws, including Laws, regulations and/or guidance implementing the Data Protection Act 1998 and EU Directives 95/46/EC, 2002/58/EC and 2009/136/EC and any successor legislation.

“Privacy Policies” means all written policies applicable to Target Companies relating to the collection, use, storage, processing, transfer, disclosure, and protection of Personal Information, including all website and mobile application privacy policies.

“Proceedings” means any action, suit, litigation, arbitration or proceeding (including any civil, criminal, administrative, investigative, appellate or eminent domain proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Entity (whether judicial or administrative) or any arbitrator or arbitration panel.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 9.6.

“Real Property” means all interests in real property, including all fixtures and improvements thereon, (i) owned by the Target Companies in fee simple or (ii) leased by the Company (“Leased Real Property”), in each case, including easements, rights-of-way and similar authorizations.

“Registration Rights Agreement” means the Registration Rights Agreement substantially in the form attached hereto as Exhibit G entered into as of the Closing Date by and among the Seller and PetIQ.

“Registration Statement” has the meaning set forth in Section 4.3(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Substance (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance) into the environment.

“Reorganization Transactions” has the meaning set forth in the recitals hereto.

“Required Consents” means the Necessary Consents marked with an asterisk in Section 3.3(c) of the Disclosure Schedule.

“Required Governmental Approvals” has the meaning set forth in Section 3.3(b).

“Resolution Notice” has the meaning set forth in Section 2.5(d).

“SEC” means the Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.3(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Breach” means breach, security breach, breach of personal information and all similar terms as defined under any relevant Laws, including without limitation, Privacy Laws.

“Security Incident” means any attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with system operations of IT Assets.

“Securities Laws” means the Securities Act, the Securities Exchange Act, and all other applicable securities Laws promulgated by the SEC or any other relevant Governmental Entity.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Fundamental Representations” has the meaning set forth in Section 8.7(a).

 “Seller Indemnified Parties” means the Seller, the Stockholders and their Affiliates (other than the Target Companies) and their respective officers, directors, managers, stockholders, members, partners, employees and agents.

 “Seller Notes” means each of the Guaranty Note, the 2018 Contingent Note and the 2019 Contingent Note.

“Seller Related Party” means the Company, the Seller and each of their respective Affiliates and their and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Seller Threshold Amount” means the sum of (i) $1,300,000 plus (ii) 1.0% of the product of (x) 4,200,000 and (y) the volume weighted average price of one PetIQ Class A Share on the NASDAQ Global Market for the five (5) trading days ending on the day prior to the Closing Date.

“Seller Prepared Returns” has the meaning set forth in Section 9.4(a).

“Seller Transaction Expenses”  means the expenses incurred by the Target Companies, the Seller or the Stockholders in connection with negotiation, preparation and execution of this Agreement and consummation of the transactions contemplated by this Agreement, including, without limitation, (a) legal, accounting, financial advisory and other advisory, transaction or consulting fees and expenses, (b) all change of control, bonus, transaction, success, severance or retention payments or similar amounts incurred or payable by the Target Companies in connection with, as a result of or upon consummation of the transactions contemplated by this Agreement, (c) all employment Taxes with respect to any wages paid to an employee included in this definition, (d) the Seller’s portion of the filing fees under the Hart-Scott-Rodino Act pursuant to Section 5.2(a),  (e) the D&O Tail Premium, and (f) the expenses incurred in connection with the Reorganization Transactions.

“Shortfall Excess Amount” has the meaning set forth in Section 2.5(g)(i).

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, development tools and application programming interfaces, whether in source code or object code and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; (iv) all media and other tangible property necessary for the delivery or transfer of any of the foregoing and (v) all documentation, including user manuals, training materials, design notes and programmers’ notes related to any of the foregoing.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary”  means, with respect to any specified Person, any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.

 “Target Companies” means the Company and each of its Subsidiaries.

“Target Net Working Capital” means zero dollars ($0).

“Tax”  means any net or gross income, net or gross receipts, net or gross proceeds, capital gains, capital stock, sales, use, user, leasing, lease, transfer, natural resources, premium, ad valorem, value added, franchise, profits, gaming, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, fuel, interest equalization, registration, recording, occupation, premium, turnover, personal property (tangible and intangible), real property, unclaimed or abandoned property, alternative or add-on, windfall or excess profits, environmental (including Code Section 59A), social security, disability, unemployment or other tax or customs duties or amount imposed by (or otherwise payable to) any Governmental Entity, or any interest, any penalties, additions to tax or additional amounts assessed, imposed, or otherwise due or payable under applicable Laws with respect to taxes, in each case, whether disputed or not.

 “Tax Contest” has the meaning set forth in Section 9.5(b).

“Tax Incentive” has the meaning set forth in Section 3.8(h).

“Tax Representations” means any representation and warranty set forth in Section 3.8, and, to the extent such representations and warranties relate to Taxes, Section 3.15(e) and Section 3.16.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, required to be submitted (or actually submitted) to a Governmental Entity or third party, and any amendment with respect thereto.

“Termination Date” has the meaning set forth in Section 10.1(d).

“Third Party Claims” means actions, suits, claims or legal, administrative, arbitration, mediation, governmental or other Proceedings, or investigations, other than any brought by a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Top Partners” has the meaning set forth in Section 3.19.

“Top Vendors” has the meaning set forth in Section 3.19.

“Tracking Applications” means any Software disseminated by any entity on behalf of any Target Company that is installed on consumers’ or partners’ device(s) and used by any entity on behalf of the Target Companies to monitor, record or transmit information about activities occurring on the device(s) on which it is installed, or about data that is stored or created on, transmitted from or transmitted to the computers on which it is installed.

“Transfer Taxes” has the meaning set forth in Section 9.3.

“Unaffiliated Firm” has the meaning set forth in Section 2.5(d).

“Unauthorized Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.

“Unit” has the meaning set forth in the recitals hereto.

“WARN” has the meaning set forth in Section 3.15(e).

Section 1.2.     Other Definitional and Interpretive Matters.  Unless otherwise expressly provided herein, the following rules of interpretation shall apply to this Agreement:

(a)        When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(b)        Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(c)        All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(d)        Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(e)        The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(f)        The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

(g)        All dollar amounts are in and shall be paid in United States dollars.

ARTICLE 2

PURCHASE AND SALE OF UNITS.

Section 2.1.      Purchase and Sale.  On and subject to the terms and conditions of this Agreement, at the Closing, the Buyer agrees to purchase and acquire from the Seller, and the Seller agrees to sell, convey, assign, transfer and deliver to the Buyer, free and clear of all Liens, all of the issued and outstanding Units, which will constitute all of the issued and outstanding units of membership interest of the Company as of the Closing, in exchange for (A) (i) an amount in cash equal to $100,000,000 (the “Base Cash Purchase Price”), plus (ii) the amount, if any, by which the Closing Net Working Capital is greater than the Target Net Working Capital, or minus the amount, if any, by which the Target Net Working Capital is greater than the Closing Net Working Capital (the amount obtained pursuant to the foregoing clauses (i) and (ii), the “Cash Purchase Price”), (B) the issuance of the Seller Notes and (C) the issuance of four million two hundred thousand (4,200,000) Holdings LLC Interests (the “Holdings LLC Consideration”) and four million two hundred thousand (4,200,000) PetIQ Class B Shares (the “PetIQ Stock Consideration”) (the consideration set forth in clauses (A), (B) and (C), collectively, the “Purchase Price”);  provided, that Holdings shall be deemed to have acquired that portion of the Units with a value equal to the fair market value of the Holdings LLC Consideration and shall have immediately contributed such Units to Buyer.

Section 2.2.      Payment of Purchase Price at the Closing.

(a)        Net Cash Consideration.  At the Closing, the Buyer shall deliver to the Seller, by wire transfer of immediately available funds to an account or accounts specified by the Seller, an amount equal to the sum of (a) the Base Cash Purchase Price, (b) plus the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Target Net Working Capital, or minus the amount, if any, by which the Target Net Working Capital is greater than the Estimated Closing Net Working Capital; minus

(i)         the Adjustment Escrow Amount; minus

(ii)        the Estimated Closing Indebtedness; minus

(iii)       the Estimated Closing Seller Transaction Expenses.

(b)        Equity Consideration.  At the Closing, Holdings shall deliver to the Seller the Holdings LLC Consideration and PetIQ shall deliver to the Seller the PetIQ Stock Consideration.

(c)        Company Indebtedness.  At the Closing, the Buyer shall, on behalf of the Target Companies, pay to such account or accounts as the Company specifies to the Buyer pursuant to the Closing Date Indebtedness Statement, the Estimated Closing Indebtedness (other than unpaid income Taxes) as of the Closing Date.

(d)        Seller Transaction Expenses.  At the Closing, the Buyer shall, on behalf of the Target Companies, pay to such account or accounts as the Company specifies to the Buyer pursuant to the Closing Date Transaction Expenses Statement, the Estimated Seller Transaction Expenses; provided, that any Seller Transaction Expenses that constitute “wages” (and related employment Taxes) shall be deposited with the applicable Target Company and any amounts owed to any employee shall be remitted (net of withholding) in accordance with the payroll practices of the applicable Target Company.

(e)        Adjustment Escrow Amount.  At the Closing, the Buyer shall deposit the Adjustment Escrow Amount by wire transfer of immediately available funds, which will be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(f)         Seller Notes. At the Closing, the Buyer shall deliver to the Seller the Seller Notes.

Section 2.3.      The Closing.  The Closing shall take place at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166, commencing at 9:00 a.m. local time on the third (3rd) Business Day following the satisfaction or waiver of the last of the conditions set forth in Section 7.1 and Section 7.2 (other than conditions that by their nature are to be satisfied at Closing).  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 2.4.      Deliveries at the Closing.  At the Closing, (i) the Company and the Seller will deliver to the Buyer the certificates representing all of the Units and the various certificates, instruments, and documents referred to in Section 7.1 and (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7.2.

Section 2.5.      Purchase Price Adjustments.

(a)        Not less than three (3) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Buyer (i) a statement setting forth the Company’s good faith estimates of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), together with reasonably detailed supporting documentation for such estimates, (ii) the Closing Date Indebtedness Statement and (iii) the Closing Date Transaction Expenses Statement.  If the Buyer disputes any amounts relating to the Estimated Closing Net Working Capital, Estimated Closing Indebtedness and Estimated Seller Transaction Expenses set forth in such statements referred to in (i), (ii) and (iii) above, the Buyer and the Company shall use commercially reasonable efforts to attempt in good faith to resolve such dispute prior to the Closing, and the Estimated Closing Net Working Capital, Estimated Closing Indebtedness and Estimated Seller Transaction Expenses, as applicable, as determined by the Company (if applicable, modified by agreement of the Buyer and the Seller prior to the Closing) shall be used for purposes of determining the payment to be made by the Buyer at Closing pursuant to Section 2.2(a)  (provided,  however, that if the Buyer and the Company are unable to resolve any such dispute prior to the Closing, the Estimated Closing Net Working Capital, Estimated Closing Indebtedness and Estimated Seller Transaction Expenses, as applicable, as determined by the Company and set forth in the statement delivered pursuant to this Section 2.5(a) shall be used for purposes of determining the payment to be made by the Buyer at Closing pursuant to Section 2.2(a), absent manifest error).  For illustrative purposes only, Schedule 2.5(a) of the Disclosure Schedule sets forth the calculation of the Closing Net Working Capital assuming that the Closing had been consummated on November 30, 2017.

(b)        Within ninety (90) days after the Closing Date, the Buyer shall deliver to the Seller a statement setting forth the Buyer’s good faith determinations of the Closing Net Working Capital, the Closing Indebtedness and the Closing Seller Transaction Expenses, together with reasonably detailed supporting documentation for such determinations (the “Closing Statement”); provided, that for purposes of determining the accounts receivable of the Company to be included in the Closing Net Working Capital to be determined pursuant to this Section 2.5 (including the Closing Net Working Capital included on the Closing Statement), only such accounts receivable that (i) have been collected as of the date of the Closing Statement or (ii) are less than ninety (90) days aged will be included in the Closing Net Working Capital.

(c)        The Seller may, by notice given to the Buyer within thirty (30) days after delivery of the Closing Statement, dispute the Closing Net Working Capital, Closing Indebtedness and Closing Seller Transaction Expenses set forth on the Closing Statement (the “Closing Statement Dispute Notice”).  Such Closing Statement Dispute Notice shall set forth in reasonable detail the Seller’s objections to the Closing Net Working Capital, Closing Indebtedness and Closing Seller Transaction Expenses set forth on the Closing Statement, and the Seller’s reasons therefor and the Seller shall be deemed to have agreed with all other items contained in the Closing Statement.  If the Seller does not deliver such a Closing Statement Dispute Notice to the Buyer within thirty (30) days after delivery of the Closing Statement, the Closing Statement, and the Closing Net Working Capital, Closing Indebtedness and Closing Seller Transaction Expenses as set forth therein, shall be final and binding on the Buyer and the Seller.  If the Seller delivers such a Closing Statement Dispute Notice, from the date of delivery of such Closing Statement Dispute Notice until the 30th day after the date of delivery of such Closing Statement Dispute Notice, the Buyer and the Seller shall use their respective commercially reasonable efforts to attempt in good faith to resolve the dispute identified in the Closing Statement Dispute Notice.  From the date of delivery of such Closing Statement Dispute Notice until the 30th day after the date of delivery of the Closing Statement Dispute Notice, the Buyer and Buyer’s Accountants shall use their respective commercially reasonable efforts to cooperate with the Seller and the Company Accountants and provide reasonable access to work papers of Buyer’s Accountants to the extent reasonably necessary for purposes of preparing the Closing Statement and resolving any disputes relating to the Closing Statement and the Closing Statement Dispute Notice.  The Buyer shall provide to the Seller and its representatives, including the Company Accountants, access at all reasonable times to the Buyer and their books and records at the Seller’s sole cost and expense and to the extent reasonably necessary for the purposes of preparing the Closing Statement Dispute Notice.

(d)        If the Seller has timely delivered a Closing Statement Dispute Notice pursuant to Section 2.5(c), and the Buyer and the Seller do not reach written agreement as to the Closing Net Working Capital, Closing Indebtedness and Closing Seller Transaction Expenses, as applicable, prior to the 30th day after the date of delivery of the Closing Statement Dispute Notice, then either the Seller or the Buyer may by notice to the other (the “Resolution Notice”) submit to Grant Thornton (the “Unaffiliated Firm”) for determination, in accordance with this Section 2.5, the amount of the Closing Net Working Capital, Closing Indebtedness and Closing Seller Transaction Expenses, as applicable.  The following shall apply with respect to the use of the Unaffiliated Firm:

(i)         Within thirty (30) days after the delivery of the Resolution Notice, the Buyer and the Seller shall each propose an amount of Closing Net Working Capital, Closing Indebtedness and Closing Seller Transaction Expenses, as applicable, to the Unaffiliated Firm, together with the reasons therefor, in writing.  The Closing Net Working Capital, Closing Indebtedness and Closing Seller Transaction Expenses proposed by the Buyer shall not differ from the Closing Net Working Capital, Closing Indebtedness and Closing Seller Transaction Expenses, respectively, set forth on the Closing Statement other than for those changes agreed to in writing by the Seller, and the Closing Net Working Capital, Closing Indebtedness and Closing Seller Transaction Expenses set forth on the Closing Statement proposed by the Seller shall not differ from the Seller’s proposed amounts of Closing Net Working Capital, Closing Indebtedness and Closing Seller

Transaction Expenses, respectively, set forth in the Closing Statement Dispute Notice, other than for those changes agreed to in writing by the Buyer.  Each of the Buyer and the Seller shall furnish to the Unaffiliated Firm such workpapers and other documents and information under its control or available to it and its Affiliates as the Unaffiliated Firm may request for the purposes of determining the Closing Net Working Capital, Closing Indebtedness and Closing Seller Transaction Expenses, as applicable.

(ii)        The amount determined by the Unaffiliated Firm (acting as an expert and not as an arbitrator) shall not be higher than the higher of the proposed amounts of Closing Net Working Capital, Closing Indebtedness and Closing Seller Transaction Expenses or lower than the lower of the proposed amounts of Closing Net Working Capital, Closing Indebtedness and Closing Seller Transaction Expenses, as applicable, and shall thereupon be the Closing Net Working Capital, Closing Indebtedness and Closing Seller Transaction Expenses.  The Parties will instruct the Unaffiliated Firm to render its decision no later than thirty (30) days after the submission to the Unaffiliated Firm under Section 2.5(d)(i).

Any determination of the Closing Net Working Capital, Closing Indebtedness and Closing Seller Transaction Expenses, as applicable, in accordance with Section 2.5, whether by agreement between the Buyer and the Seller, by operation of the second sentence of Section 2.5(d), or by the Unaffiliated Firm, shall be conclusive and binding on all Parties.  The Closing Net Working Capital determined as set forth in the preceding sentence is hereinafter referred to as the “Final Closing Net Working Capital.” The Closing Indebtedness determined as set forth in the first sentence of this paragraph is hereinafter referred to as the “Final Closing Indebtedness.” The Closing Seller Transaction Expenses determined as set forth in the first sentence of this paragraph is hereinafter referred to as the “Final Closing Seller Transaction Expenses.”

(e)        The fees and expenses of the Unaffiliated Firm for its services and expenses under this Section 2.5 shall be borne by the party (either Buyer on the one hand or the Seller on the other hand) whose proposal of the Net Adjustment Amount is furthest away from the Unaffiliated Firm’s final determination of the Net Adjustment Amount.

(f)        Nothing herein shall be construed to authorize or permit the Unaffiliated Firm to arbitrate or determine any question or matter whatever under or in connection with this Agreement except the specific items in dispute between the Parties with respect to the amount of the Closing Net Working Capital, Closing Indebtedness and Closing Seller Transaction Expenses to be determined in accordance with the provisions of this Agreement or require the Unaffiliated Firm to follow the rules of the American Arbitration Association or any other body in making such determination.

(g)        Promptly, but in any event not more than five (5) Business Days, after the determination of the Final Closing Net Working Capital, Final Closing Indebtedness and Final Closing Seller Transaction Expenses in accordance with the provisions of this Section 2.5:

(i)         If the Net Adjustment Amount is negative, the Seller and the Company shall deliver a joint written instruction to the Escrow Agent to pay to the Company the absolute value of such Negative Adjustment Amount (the “Final Shortfall”)

by wire transfer of immediately available funds to one or more accounts designated by the Company.  The instructions to the Escrow Agent shall provide that the amount of the Final Shortfall shall be paid from the Adjustment Escrow Fund. In the event that the amount of the Adjustment Escrow Fund exceeds the amount of the Final Shortfall (such excess, the “Escrow Excess Amount”), the Seller and the Company shall simultaneously with the delivery of the instructions described in this Section 2.5(g)(i) deliver joint written instructions to the Escrow Agent to pay to the Seller the Escrow Excess Amount for the benefit of the Stockholders.  In the event that the Final Shortfall exceeds the amount of the Adjustment Escrow Fund (such excess, the “Shortfall Excess Amount”), the Seller and the Stockholders shall be jointly and severally liable to pay to the Buyer the amount of such Shortfall Excess Amount.

(ii)        If the Net Adjustment Amount is positive, the Buyer or the Company shall pay to the Seller the amount of such Net Adjustment Amount (the “Final Surplus”) by wire transfer of immediately available funds to the account designated by the Seller.  In addition, the Seller and the Company shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to the Seller the Adjustment Escrow Fund.

(iii)       If the Net Adjustment Amount is equal to zero, the Buyer and the Seller shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute to the Seller all then-remaining amounts in the Adjustment Escrow Account.

Section 2.6.      Withholding.   The Buyer and the Company will be entitled to deduct and withhold from any amount payable pursuant to this Agreement or any Ancillary Document (including payments of the Purchase Price and releases of the Adjustment Escrow Fund) such amounts as the Buyer or the Company (or any Affiliate thereof) shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Laws.  To the extent that amounts are so withheld by the Buyer or the Company, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER, THE STOCKHOLDERS AND THE COMPANY

The Seller, the Stockholders and the Company, on a joint and several basis, represent and warrant to the Buyer, Holdings and PetIQ that the statements contained in this Article 3 are correct and complete as of the date hereof and as of the Closing Date:

Section 3.1.     Organization.

(a)        Each Target Company is duly organized, validly existing and in good standing under the Laws of the state of its formation.  Each Target Company is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required.  Each Target Company has all requisite company or organizational power and authority, as applicable, to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it.    Each Target Company is duly qualified to do business as a foreign entity in the jurisdictions identified on Section 3.1 of the Disclosure Schedule, and each Target Company is not required to qualify to do business in any other jurisdiction, except where the failure to so qualify has not had, and could not reasonably be expected to have a Material Adverse Effect. The Seller has furnished to the Buyer a true and complete copy of the each Target Company’s organizational documents, as amended and as in effect on the date of this Agreement.  None or the Target Companies are in default under or in violation of any provision of their respective governing documents, as applicable.

(b)        The Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation.

(c)        As of the Closing Date, the Reorganization Transactions have been consummated in accordance with applicable Law.

Section 3.2.      Capitalization.

(a)        Section 3.2(a) of the Disclosure Schedule sets forth the authorized, issued and outstanding equity interests of each of the Target Companies after giving effect to the Reorganization Transactions.  The outstanding equity interests of the Target Companies are duly authorized, validly issued, fully-paid and non-assessable, free and clear of all Liens (other than Permitted Liens).  Except as set forth in this Agreement and Section 3.2(a) of the Disclosure Schedule, there are no equity securities of any Target Company issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), unit or stock appreciation rights, phantom or profit participation rights, calls or commitments to which any Target Company is a party or may be bound requiring the issuance or sale of any equity interests of any Target Company.  The Seller and each applicable Target Company are not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any equity interests of any Target Company, as applicable.  The sale, conveyance, assignment, transfer and delivery of the Units as provided in this Agreement will convey to Buyer good and valid title to such Units, free and clear of any and all Liens.

(b)        Section 3.2(b) of the Disclosure Schedule sets forth the authorized, issued and outstanding equity interests of the Seller as of the date hereof.  The outstanding equity interests of the Seller are duly authorized, validly issued, fully-paid and non-assessable, free and clear of all Liens.  Except as set forth in Section 3.2(b) of the Disclosure Schedule, there are no equity securities of the Seller issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), unit or stock appreciation rights, phantom or profit participation rights, calls or commitments to which the Seller is a party or may be bound requiring the issuance or sale of any equity interests of the Seller.

Section 3.3.      Authorization of Transaction; Conflicts; Consents of Third Parties.

(a)        Each of the Target Companies, the Seller and the Stockholders have the full and unrestricted legal right, power and authority, and each of the Stockholders has the requisite capacity, to enter into this Agreement and the Ancillary Documents to which it or they are a party, as applicable, and to perform its or their respective obligations hereunder and thereunder.  All necessary and appropriate action has been taken by the Target Companies, as applicable, the Seller and the Stockholders with respect to the execution and delivery of this Agreement and the performance of its or their obligations hereunder.  This Agreement and the Ancillary Documents to which the Target Companies, the Seller and the Stockholders, as applicable, are a party have been duly authorized, executed, and delivered by the Target Companies, the Seller, and the Stockholders, as applicable, and constitute the valid and legally binding obligations of the Target Companies, the Seller and the Stockholders, enforceable against the Target Companies, as applicable, and such Seller or Stockholders, as applicable, in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

(b)        Except (i) as described in Section 3.3(b) of the Disclosure Schedule (the “Required Governmental Approvals”), and (ii) for any filings to be made pursuant to the Hart-Scott-Rodino Act, neither the Seller, the Stockholders nor the Target Companies or the Managed Practices are required to obtain any consent, authorization, approval, order, license, certificate, or permit of or from, or make any declaration or filing with, or notification to, any Governmental Entity or third party on the part of the any Target Company, any Managed Practice, the Seller or the Stockholders in connection with (i) the execution, delivery and performance of this Agreement or the Ancillary Documents to which it or they are a party or (ii) the continuing validity and effectiveness immediately following Closing of any Material Contract, License, Environmental License or permit or Contract which is material to the business of the Target Companies and the Managed Practices.

(c)        Neither the execution and the delivery of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, will, if the Required Governmental Approvals are obtained, violate or result in a breach in any material respect of any Law to which the Seller, the Stockholders or the Target Companies and the Managed Practices, as applicable, are subject; violate or result in a breach of any provision of the respective governing documents of the Target Companies,  the Managed Practices or the Seller; violate any order of any Governmental Entity applicable to the Target Companies or any of their respective assets or properties; result in the creation of any Lien upon any of the assets of the Target Companies or the Managed Practices, except for any Permitted Lien, or provided the consents, authorizations or approvals listed in Section 3.3(c) of the Disclosure Schedule (the “Necessary Consents”) are obtained, conflict with, result in a breach of, constitute a default (with or without notice of lapse of time, or both) under, result in the acceleration of the rights of any party under, or create in any party the right to terminate, modify, cancel, or lose any material benefit under, or give rise to any obligation of any Target Company or any Managed Practice to make a payment under any License or any Material Contract to which any Target Company or any Managed Practice is a party, as applicable.

Section 3.4.      Brokers’ Fees.  Except as set forth on Section 3.4 of the Disclosure Schedule, none of the Target Companies,  the Managed Practices, the Seller nor any Stockholder has any liability or obligation to pay any fees or commissions to any broker, finder or agent engaged by the Company, the Seller or their respective Affiliates with respect to the transactions contemplated by this Agreement.

Section 3.5.      Certain Investment Representations.

(a)        The Seller is an “accredited investor” as that term is defined in (i) Rule 501(a) of Regulation D under the Securities Act; and (ii) Section 1.1 of NI 45-106.

(b)        The Seller is acquiring the PetIQ Stock Consideration and the Holdings LLC Consideration for investment for the Seller’s own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof except as permitted by Law, including Securities Laws.  The Seller does not have any present intent to resell or distribute all or any part of the PetIQ Stock Consideration and the Holdings LLC Consideration.

(c)        The Seller has not been provided with an offering memorandum or prospectus (each as defined under applicable Securities Laws) or any similar document in connection with the issue of the PetIQ Stock Consideration and the Holdings LLC Consideration, and the decisions to execute this Agreement and to acquire the PetIQ Stock Consideration and the Holdings LLC Consideration have not been based on any verbal or written representations as to fact or otherwise made by or on behalf of the Buyer or PetIQ, other than such written representations as are expressly contained in this Agreement.

(d)        The Seller has been advised that the PetIQ Stock Consideration and the Holdings LLC Consideration has not been registered under the Securities Act, that the PetIQ Stock Consideration and the Holdings LLC Consideration may not be sold or otherwise disposed of unless they are registered thereunder or an exemption from registration is available and that accordingly the Seller may be required to bear the economic risk of the investment in the PetIQ Stock Consideration and the Holdings LLC Consideration for an indefinite period of time.  The Seller also understands that the Buyer does not have any intention of registering the Holdings LLC Consideration under the Securities Act or of supplying the information which may be necessary to enable the Seller to sell the Holdings LLC Consideration pursuant to Rule 144 under the Securities Act;  provided,  however, that upon the conversion of the PetIQ Stock Consideration and the Holdings LLC Consideration, jointly, into PetIQ Class A Shares, Buyer and PetIQ shall provide the necessary information to Seller with respect to Rule 144.

(e)        The Seller has been given the opportunity to obtain any information or documents, and to ask questions and receive answers about such documents, the Buyer, Holdings and PetIQ and their Affiliates and the business and prospects of the Buyer, Holdings and PetIQ and their Affiliates (including the transactions to be consummated pursuant to the terms of this Agreement), as the Seller deems necessary to evaluate the merits and risks related to its investment in the PetIQ Stock Consideration and the Holdings LLC Consideration and no representations concerning such matters or any other matters related to such investment have been made to the Seller except as set forth in this Agreement.  The Seller has consulted its own attorney, accountant or investment advisor with respect to the investment contemplated hereby and its suitability for the Seller, including the tax and other economic considerations related to the investment.

(f)        The Seller (i) has knowledge and experience in financial and business matters such that the Seller is capable of evaluating the merits and risks of the acquisition of the PetIQ Stock Consideration and the Holdings LLC Consideration as contemplated by this Agreement, (ii) understands and has taken cognizance of all risk factors related to the acquisition of the PetIQ Stock Consideration and the Holdings LLC Consideration and (iii) is able to bear the economic risk of the investment in the PetIQ Stock Consideration and the Holdings LLC Consideration for an indefinite period of time and can afford to suffer a complete loss of the investment in the PetIQ Stock Consideration and the Holdings LLC Consideration.

(g)        The Seller has been informed that the offer of the PetIQ Stock Consideration and the Holdings LLC Consideration is being made pursuant to an exemption from the registration requirements of the Securities Act relating to transactions by an issuer not involving a public offering, and that, consequently, the materials relating to the offer have not been subject to review and comment by the staff of the SEC or any other Governmental Entity.

(h)        The Seller is not subscribing for the PetIQ Stock Consideration and the Holdings LLC Consideration as a result of, or subsequent to, any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a Person not previously known to the Seller in connection with investments in securities generally.

Section 3.6.      Financial Statements; Absence of Certain Changes; No Undisclosed Liabilities.

(a)        (i) The audited consolidated balance sheets and statements of income, changes in members’ equity, and cash flows of the Company and its Subsidiaries as of, and for its fiscal years ended, December 31, 2016 and 2015 (collectively, the “Audited Financial Statements”) are attached as Schedule 3.6(a)(i) of the Disclosure Schedule and (ii) the unaudited consolidated balance sheet and statements of income, changes in members’ equity, and cash flows of the Company and its Subsidiaries as of, and for its nine (9) months ended, September 30, 2017 (the “Latest Balance Sheet Date”) (the “Monthly Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are attached as Schedule 3.6(a)(ii) of the Disclosure Schedule.  The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of the Company and its Subsidiaries as of such dates and the results of operations, changes in members’ equity, and cash flows of the Company and its Subsidiaries for such periods.

(b)        Except as disclosed in Section 3.6(b) of the Disclosure Schedule, since December 31, 2016, there has not been (i) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect; (ii) any operation of the Target Companies or the Managed Practices that was not in the Ordinary Course of Business, or (iii) any action taken of the type described in Section 5.3, which, had such action occurred after the date hereof, would be in violation of such Section 5.3.

(c)        The Target Companies do not have any indebtedness, liability or obligations, other than indebtedness, liabilities and obligations that were fully reflected or reserved against in the Latest Balance Sheet or incurred in the Ordinary Course of Business since the Latest Balance Sheet Date, none of which constitute a breach of any other representation or warranty of the Seller or the Company contained in this Agreement or incurred in accordance with Section 5.3.  The Managed Practices do not have any indebtedness, liability or obligations, other than indebtedness, liabilities and obligations that were fully reflected or reserved against in the latest financial statements of the Managed Practices or incurred in the Ordinary Course of Business since December 31, 2016, none of which constitute a breach of any other representation or warranty of the Seller, the Stockholders or the Company contained in this Agreement or incurred in accordance with Section 5.3.

Section 3.7.      Legal Compliance.

(a)         Each of the Target Companies, the Seller and the Managed Practices, are in compliance in all material respects with all applicable Laws which are necessary for the operation of the business of such Target Companies, such Managed Practices or the Seller, as applicable, as conducted.  None of the Target Companies, the Seller, the Stockholders nor the Managed Practices, have received any notice of, or been charged with, the violation of any Laws.  Except as disclosed in Section 3.7(a) of the Disclosure Schedule, the Target Companies, the Seller and the Managed Practices, are not now (nor have been during the past five (5) years) subject to any penalty or assessment, inspection, investigation or audit by any Governmental Entity, or to any other allegation that any Target Company (including any agent, representative or broker acting on behalf of any Target Company, or any Managed Practice, the Seller or any Stockholder) or Managed Practice, the Seller or any Stockholder violated any Law or made a material false statement or omission to any such Governmental Entity. No Target Company nor any Managed Practice, the Seller, nor any Stockholder has entered into any agreement or settlement with any Governmental Entity with respect to its material non-compliance with, or violation of, any Law.

(b)        Neither the Target Companies, the Managed Practices, the Seller, the Stockholders nor any of their respective directors, officers, employees or agents have, as applicable, with respect to the businesses of the Target Companies, the Managed Practices and the Seller (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic official or employee of a Governmental Entity, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person.

(c)        Section 3.7(c) of the Disclosure Schedule sets forth a list of all Licenses which are required for the operation of the business of the Target Companies and the Managed Practices as presently conducted.  The Licenses listed on Section 3.7(c) of the Disclosure Schedule have been issued in the name of the applicable Target Company and there are no other Licenses required to operate the business of the Target Companies in substantially the same manner as the Target Companies are currently operating.  None of the Target Companies is in default or violation, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any License to which such Target Company is a party, to which its business is subject or by which its assets or properties are bound.  The Licenses are in full force and effect and are not subject to any condition except conditions applicable to such Licenses generally, or as otherwise disclosed on the face of the Licenses.  The Company has no Knowledge of any reason why any Licenses would not be renewed in the Ordinary Course of Business.

(d)        All licensed professionals providing professional services for or on behalf of any Target Company or a Managed Practice (either as an employee or independent contractor) hold a current and unrestricted License or Licenses as required in every jurisdiction in which they provide services for or on behalf of a Target Company or Managed Practice. Since the formation of the Target Companies, no individual has been permitted to provide professional services on behalf of the Target Companies or Managed Practices nor has any equipment been utilized by the Company without a required License.  No licensed professionals providing professional services for or on behalf of any Target Company or a Managed Practice have been a party to any Proceeding, instituted in any jurisdiction by a Government Entity, professional board or professional society, which involves any allegation of substandard care or professional misconduct raised against the professional in connection with services provided to any Target Company or any Managed Practice.

(e)         (i) The direct and indirect financial arrangements of the Target Companies, the Managed Practices and the Seller, as applicable, with their respective employed or contracted professionals; and (ii) the direct and indirect financial arrangements of the Target Companies, the Managed Practices and the Seller, as applicable, with their customers, comply in all material respects with any applicable state Law prohibitions on the corporate practice of a profession or fee-splitting, as applicable.

(f)        The Target Companies, the Managed Practices and the Seller maintain and adhere to a reasonable regulatory compliance program designed to promote compliance with and to detect, prevent, and address violations of all material applicable Laws.  Neither the Target Companies, the Managed Practices, nor the Seller or any Stockholder is aware of any complaints from employees, independent contractors, vendors, customers, partners or other Persons that could reasonably be considered to indicate a material violation of applicable Law.

(g)        The Target Companies and each Managed Practice, as applicable, dispose of medical waste in compliance, in all material respects, with all applicable Laws.

(h)        Each Managed Practices’ direct and indirect financial arrangements with its employed or contracted licensed professionals (or an immediate family member of a licensed professional) comply with the Stark Law, the Anti-Kickback Law, applicable state self-referral and anti-kickback prohibitions, corporate practice of medicine prohibitions and fee-splitting prohibitions.

Section 3.8.     Tax Matters.

(a)        Except as set forth in Section 3.8(a) of the Disclosure Schedule, each Target Company has complied with all applicable Laws relating to Taxes.  Each Target Company has timely filed (or caused to be filed) all Tax Returns required to be filed by the Target Companies on or prior to the Closing and all such Tax Returns are true, complete and correct in all material respects.  Each Target Company has timely paid (or caused to be timely paid) all Taxes of the

Target Companies (whether or not shown on any Tax Return) that are due and payable on or prior to the Closing.

(b)        The Target Companies, as applicable, have timely and properly withheld (i) all required amounts from payments to their respective employees, agents, contractors, nonresidents, members, lenders, and other Persons and (ii) all sales, use, ad valorem, and value added Taxes.  The Target Companies have timely remitted all withheld Taxes to the proper Governmental Entity in accordance with all applicable Laws.

(c)        No Tax audits or other Proceedings are in progress, pending, or threatened in writing with regard to any Taxes or Tax Returns of any of the Target Companies.  Neither the Seller nor any of the Target Companies has received a notice from any Governmental Entity that any Target Company (or a Seller as a result of its or his ownership of an interest in the Target Companies) is required to pay Taxes or file Tax Returns in a jurisdiction in which such Target Company does not file Tax Returns or pays Taxes.  None of the Target Companies has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(d)        The Target Companies do not have a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any Governmental Entity with respect to Taxes or Tax Returns of any Target Company.  No power of attorney granted by any Target Company with respect to any Taxes or Tax Returns is currently in force.  No Target Company has executed or filed with any Governmental Entity any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes.

(e)        Since December 31, 2016,  except as set forth in Section 3.8(e) of the Disclosure Schedule, the Target Companies have not (i) incurred any Taxes outside the ordinary course of business, (ii) changed a method of accounting for income Tax purposes, (iii) entered into any agreement with any Governmental Entity (including a “closing agreement” under Code Section 7121) with respect to any Tax matter, (iv) surrendered any right to a Tax refund, (v) changed an accounting period with respect to Taxes, (vi) filed an amended Tax Return, or (vii) made, changed, or revoked any election with respect to Taxes.

(f)        There are no liens for Taxes upon any of the assets of the Target Companies, other than Permitted Liens that are statutory liens for current Taxes not yet due and payable.

(g)        Except as specified in Section 3.8(g) of the Disclosure Schedule, the Target Companies have never been members of any Affiliated Group.  The Target Companies are not liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws), or otherwise.

(h)        The Target Companies are not subject to a Tax holiday or Tax incentive or grant in any jurisdiction (collectively, a “Tax Incentive”) that will terminate (or be subject to a clawback or recapture) as a result of the transactions contemplated by this Agreement.  There is no potential for any Tax Incentive that was realized on or prior to the Closing Date to be subject to recapture as a result of any actions or activities following the Closing Date.

(i)         None of the Target Companies have been a party to any “listed transaction” (or a substantially similar transaction) as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the effective dates).

(j)         None of the Target Companies is party to or bound by any Tax sharing agreement, Tax allocation, or Tax indemnity obligation or similar agreement relating to the sharing of Taxes (or Tax benefits), other than pursuant to customary provisions the primary purpose of which are not related to Taxes included in Contracts entered into in the ordinary course of business such as leases, licenses, or credit agreements (“Ordinary Course Tax Provisions”). All amounts payable with respect to (or by reference to) Taxes (or Tax benefits) in Ordinary Course Tax Provisions have been timely paid in accordance with the terms of such Contracts.

(k)        None of the Target Companies is required to include an item of income, or exclude an item of deduction, for any period on or after the Closing Date (in each case, determined as if the Closing does not occur) as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or foreign Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local or foreign Laws); (iii) a change in method of accounting with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date; (iv) any prepaid amounts received on or prior to the Closing; (v) an agreement with any Governmental Entity (including a “closing agreement”) executed before the Closing; or (vi) an election (including a protective election) pursuant to Code Section 108(i) made before the Closing.  No Target Company uses the cash method of accounting for income Taxes or any method of accounting provided for under Code Section 460.  None of the Target Companies owns an interest in a Flow-Thru Entity.

(l)         Each of the Company's “nonqualified deferred compensation plans” within the meaning of Code Section 409A has been operated in compliance with Code Section 409A and the Treasury Regulations promulgated thereunder and no such “nonqualified deferred compensation plan” has or will result in any participant incurring income acceleration or Taxes under Code Section 409A.  The Company has not agreed to pay, gross up, or otherwise indemnify any employee or contractor for any Taxes, including potential Taxes imposed under Code Section 409A.

(m)       The Company was at all times on or prior to the Reorganization Transactions treated as a partnership for income Tax purposes. At all times since the Reorganization Transactions, the Company has been treated as a “disregarded entity” for income Tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii), and no election has been made (or is pending) to change the Tax treatment of the Company.  Except as specified in Section 3.8(m) of the Disclosure Schedule, all Subsidiaries of the Company are (and have been for their entire existence) classified as disregarded entities for all income Tax purposes, and no election has been made (or is pending) to change such treatment.

(n)        Prior to August 4, 2014, VIP Petcare, LLC (previously known as “Hapypet Corporation”) duly elected to be treated as an S corporation pursuant to Code Section 1362(a) and the Laws of each state and other jurisdiction in which Hapypet Corporation conducted business or could otherwise be subject to income Taxes.  Each of these elections was initially effective as of Hapypet Corporation’s date of incorporation and was effective through August 4, 2014.   No event has occurred (or fact has existed) that would have precluded Hapypet Corporation from initially qualifying as an S corporation under Code Section 1361(a).  No Governmental Entity has challenged the effectiveness of any of these elections.

(o)        VIP Petcare, LLC has not incurred (and has no potential for) any liability for income Taxes under Code Section 1374 (or any similar provision of any state’s or other jurisdiction’s applicable Laws) on the disposition or sale of any asset of VIP Petcare, LLC or any of its Subsidiaries (whether actual or deemed).  Neither VIP Petcare, LLC nor any of its Subsidiaries has incurred (and has no potential for) any liability for income Taxes in any state or other jurisdiction on the sale or other disposition of any asset of the Company or any Subsidiary of the Company (whether actual or deemed).

(p)        Since August 4, 2014, neither Pet Services Operating, LLC nor Paws Plus Management LLC has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368.

(q)        None of the Target Companies is required to, or has agreed, to, pay any income Taxes of its members (direct or indirect) (by means of withholding, electing to file composite returns, in any jurisdiction, or otherwise).

(r)        The Company has not elected to apply any provision of the Bipartisan Budget Act of 2015 (or any similar state or local provisions).

Section 3.9.      Assets.

(a)        None of the Target Companies nor the Managed Practices own or have ever owned any Real Property.

(b)        Section 3.9(b) of the Disclosure Schedule lists by street address or other location information, all Leased Real Property leased or subleased to any Target Company or Managed Practice, as lessee or sublessee, as the case may be.  The Company has delivered or otherwise made available to Buyer true, correct and complete copies of all leases, subleases, and related documents and information pertaining to Leased Real Property in any Target Company’s or any Managed Practice’s possession.  Each Target Company has a valid and enforceable leasehold interest pursuant to each of the leases or subleases with respect to the Leased Real Property (each, a “Lease”), subject to the Enforceability Exceptions.  With respect to each Lease: (i) the Lease is legal, valid, binding, enforceable against the applicable Target Company and against the other parties thereto and is in full force and effect; (ii) the Lease will continue to be legal, valid, binding, enforceable against the applicable Target Company and against the other parties thereto, and will be in full force and effect on identical terms following the Closing; (iii) neither the Seller, the Target Companies or the Managed Practices, as applicable, or, to the Knowledge of the Company, any other party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default on the part of the Seller, the Target Companies or the Managed Practices, as applicable, or, to the Knowledge of the Company, the other parties thereto, or permit termination, modification or acceleration under the Lease; (iv) to the Knowledge of the Company, no other party to the Lease has repudiated any provision thereof; (v) there are no disputes, oral agreements, or forbearance programs in effect as to the Lease; (vi) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; (vii) neither the Seller nor any Target Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease; and (viii) , except as set forth on Section 3.3(c) of the Disclosure Schedule, no consent of the landlords under any of the Leases is required as a result of the consummation of the transactions contemplated by this Agreement.

(c)        The Leased Real Property constitutes all interests in real property currently used in or currently held for use in connection with the business of the Target Companies and the Managed Practices and which are necessary for the continued operation of the business of the Target Companies and the Managed Practices as such business is currently conducted.  To the Knowledge of the Company, the Target Companies and the Managed Practices, as applicable, have the right to use in the Ordinary Course of Business all easements, rights of entry and rights-of-way which are material to the business and operations of the Target Companies and the Managed Practices, as applicable.  To the Knowledge of the Company, all of the Leased Real Property, buildings, fixtures and improvements thereon leased by the Target Companies and the Managed Practices, as applicable, are in good operating condition and repair (subject to normal wear and tear).  Except as otherwise set forth in Section 3.9(c) of the Disclosure Schedule, there does not exist any actual or, to the Knowledge of the Company, threatened condemnation or eminent domain Proceedings that affect any Leased Real Property or any part thereof, and neither the Target Companies, the Managed Practices, the Seller, nor any Stockholder has received any written notice, or, to the Knowledge of the Company, oral notice, of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

(d)        The Target Companies and the Managed Practices, as applicable, have good and marketable title to, or a valid leasehold interest in, all tangible personal property, except as set forth on Section 3.9(d) of the Disclosure Schedule, that such Target Companies and Managed Practices use in the conduct of their business, free and clear of all Liens except for (i) the Liens described in Section 3.9(d) of the Disclosure Schedule, all of which Liens will be released or discharged at or prior to the Closing, and (ii) Permitted Liens.  All items of tangible personal property used by the Target Companies and the Managed Practices, as applicable, are suitable for the purposes for which they are being used and for which they will be used as of the Closing Date, and are (x) in good operating condition and repair, ordinary wear and tear excepted, (y) free from patent defects, and (z) to the Knowledge of the Company, in confirming with all applicable Laws relating to their use and operation.  Each item of tangible personal property owned or used by the Target Companies and the Managed Practices, as applicable, immediately prior to the Closing Date will be owned or available for the Target Companies and the Managed Practices, as applicable, on identical terms and conditions immediately subsequent to the Closing Date.  The Target Companies and the Managed Practices have title to, or a leasehold interest in, all material assets used in or necessary to operate the business of the Target Companies, the Seller and the Managed Practices as currently conducted.

(e)        All of the assets, properties, Contracts and rights of the Target Companies and the Managed Practices include (and immediately after the Closing will include) all of the assets, properties, Contracts and rights necessary for the conduct of the business of the Target Companies and the Managed Practices as it has been conducted since January 1, 2016, as applicable, as it is currently conducted and as it is presently proposed to be conducted.  Except as set forth on Section 3.9(e) of the Disclosure Schedule, none of the Seller, any Stockholder or any of their Affiliates (excluding any of the Target Companies) owns, or has any rights in, any of the assets, properties, Contracts or rights of the Target Companies and the Managed Practices.

(f)        The inventories of the Target Companies set forth in the Financial Statements were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently applied in accordance with past practices. All such inventories are owned free and clear of all Liens (other than Permitted Liens and the Liens described in Section 3.9(d) of the Disclosure Schedule that are to be released or discharged at or prior to the Closing). All of the inventories recorded on the Financial Statements consist of items of a good and merchantable quality usable or saleable in the ordinary course of business and are and will be in quantities sufficient for the normal operation of the business of the Target Companies in accordance with past practice, including packaging, raw materials, work in progress and finished products (in each case, designated as such). The values at which inventories are stated in the Financial Statements reflect the inventory valuation policy of the Target Companies, which is in accordance with GAAP consistently applied in accordance with past practices. No previously sold inventory is subject to returns in excess of those historically experienced by the Target Companies.

(g)        No Managed Practice is or ever has been party to any Lease with respect to the Leased Real Property.

Section 3.10.    Intellectual Property.

(a)        The Target Companies and the Managed Practices, as applicable, own or have the right to use pursuant to a valid written Contract all Intellectual Property owned or used by the Target Companies and the Managed Practices, respectively, in connection with the operation of their business, free and clear of all Liens (other than Permitted Liens and the Liens described in Section 3.9(d) of the Disclosure Schedule that are to be released or discharged at or prior to the Closing). All (i) patents, patent applications and other registrations and applications for registration of Intellectual Property owned or purported to be owned by the Target Companies and the Managed Practices, as applicable, and (ii) all other Intellectual Property that is material to the operation of the business of the Target Companies the Managed Practices, is identified or described in Section 3.10(a) of the Disclosure Schedule (excluding any commercially available “off the shelf” or other standard computer Software having a replacement cost of $10,000 or less).  All such Intellectual Property owned by the Target Companies and the Managed Practices, as applicable, is solely and exclusively owned by the Target Companies and the Managed Practices, as applicable, and is valid and enforceable.  No loss or expiration of any such owned Intellectual Property is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms.    Except as set forth in Section 3.10(a) of the Disclosure Schedule, the Target Companies and the Managed Practices are not required, obligated, or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to such Intellectual Property, or other third party in connection with the operation of the business of the Target Companies and the Managed Practices as previously or currently conducted.

(b)        The operation of the business of the Target Companies and the Managed Practices as previously and currently conducted, and the former and current products and services of the Target Company and the Managed Practices, have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, any Intellectual Property rights, rights of publicity or privacy rights of any Person.  Except as set forth in Section 3.10(b) of the Disclosure Schedule, neither the Target Companies nor the Managed Practices have received any notice of infringement of any Intellectual Property right or any written instrument which challenges or questions their right to carry, transmit, or furnish any product or service to customers and partners or to use, register or enforce any Intellectual Property in connection with the operation of the business of the Target Companies and the Managed Practices.  To the Knowledge of the Company, no Person is infringing, misusing misappropriating or otherwise violating any Intellectual Property owned by the Target Companies or the Managed Practices, as applicable, and no such claims have been made against any Person by any Target Company or any Managed Practice.  There are no orders to which any Target Company or any Managed Practice is a party or by which the Target Companies or the Managed Practices are bound which restrict, in any material respect, the rights to use any of the Intellectual Property owned by the Target Companies and the Managed Practices, as applicable.

(c)        The Target Companies, the Seller, the Stockholders, and the Managed Practices have used commercially reasonable efforts to protect all material Intellectual Property owned by the Target Companies and the Managed Practices and to prevent the unauthorized disclosure or use of their trade secrets and other Confidential Information and any Confidential  Information owned by any Person to whom any Target Company or any Managed Practice  has a confidentiality obligation.  No such trade secrets or Confidential Information has been disclosed by the Target Companies, the Seller, the Stockholders or the Managed Practices to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or Confidential Information by such Person. Except as set forth in Section 3.10(c)-1 of the Disclosure Schedule, all employees and contractors who have developed any material Intellectual Property for the Target Companies or the Managed Practices, as applicable, have executed written confidentiality and assignment agreements irrevocably assigning all right, title and interest in and to such Intellectual Property to the Target Companies and the Managed Practices, as applicable.  Except as set forth in Section 3.10(c)-2 of the Disclosure Schedule, no present or former employee has any right, title or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned or used by the Target Companies, the Seller, or the Managed Practices.  The information technology systems of the Target Companies and the Managed Practices are sufficient for the operation of the business of the Target Companies and the Managed Practices as currently conducted and, to the Knowledge of the Company with respect to any such systems owned by third parties, free from material bugs, defects, viruses and malware, and have not materially malfunctioned or failed within the past five (5) years.  The Target Companies and the Managed Practices have implemented commercially reasonable backup, security and disaster recovery measures and technology.

(d)        The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or give rise to any right of termination or other right to impair or limit, or otherwise result in a breach of, any Target Company’s, the Seller’s, or any Managed Practice’s  rights to own or retain a license to any Intellectual Property, nor will they result or give rise to any obligation of the Target Companies, the Seller or the Managed Practices to pay a royalty or higher amount of any existing royalty disclosed herein or to a reduction of any discount to which the Target Companies, the Seller, or the Managed Practices are otherwise entitled.

(e)        Except as set forth in Section 3.10(e) of the Disclosure Schedule, all the IT Assets (i) are in full operating order and are fulfilling the purposes for which they were acquired, licensed or established in an efficient manner without material downtime or errors; (ii) have adequate capacity for the present needs of the business of the Target Companies and the Managed Practices; (iii) have adequate security, back-ups, hardware and software support and maintenance; (iv) have, to date, not experienced any material errors and/or breakdowns; (v)  to the Knowledge of the Company with respect to IT Assets owned by third parties,  do not contain Unauthorized Code or other technological means designed and intended to disrupt, damage or interfere with operation of such IT Assets; (vi)  are located at the applicable Target Company’s or Managed Practice’s facilities or otherwise in the possession of and under the control of the Target Companies or the Managed Practices; (vii) have not experienced any Security Breaches, material Security Incidents or the like; and (viii) are considered by the Target Companies and the Managed Practices to effectively perform all information technology operations necessary to conduct the business of the Target Companies as it is currently conducted.  No Contract with annual payments in excess of $25,000 for the provision of any component of the IT Assets or related services from a third party vendor is set to expire, terminate, or be renegotiated in the next two (2) years. The Target Companies and the Managed Practices have commercially reasonable disaster recovery plans, technologies, procedures and facilities for their respective IT Assets, and have taken steps reasonable under the circumstances to safeguard and maintain the IT Assets utilized in the operation of their business as presently conducted.  The IT Assets or disaster recovery plans, technologies, procedures or facilities have not experienced a shutdown for a continuous period of twenty-four (24) hours or more.

(f)        The Target Companies and the Managed Practices have not experienced any Security Breaches, material Security Incidents or similar events affecting Personal Information, and the Target Companies and the Managed Practices are not aware of any written notices or complaints from any Person regarding such a Security Breach or material Security Incident.  The Target Companies and the Managed Practices have not received any written or other complaints, claims, demands, inquiries or other notices, including a notice of investigation, or any other notices from any Person (including any Governmental Entity or self-regulatory authority or entity) (i) regarding any Target Company’s or any Managed Practice’s, as applicable, collection, processing, use, storage, transfer or disclosure of Personal Information, (ii) alleging that any Target Company’s or Managed Practice’s collection, processing, use storage, security, transfer of disclosure of Personal Information is in violation of any applicable Privacy Laws, Privacy Policies or Privacy Contracts or otherwise constitutes an unfair, deceptive, or misleading trade practice, or (iii) regarding any Target Company’s or Managed Practice’s failure to comply with any applicable Law relating to Personal Information collection, use, privacy or protection, or from any Governmental Entity, regarding its failure to comply in any material respect with any Privacy Laws. The Target Companies and the Managed Practices maintain systems and procedures reasonably intended to respond to complaints received alleging violation of an individual’s rights in Personal Information in the possession or under the control of any Target Company or any Managed Practice.

Section 3.11.    Contracts.  Section 3.11 of the Disclosure Schedule lists the following Contracts of the Target Companies, as applicable:

(a)         Contracts with the Seller, any Stockholder or any current or former officer, director, member or Affiliate of the Target Companies;

(b)        Contracts with any labor union or association representing any employee of the Target Companies;

(c)         Contracts for the sale of any assets of the Target Companies other than in the Ordinary Course of Business;

(d)        Contracts for joint ventures, strategic alliances or partnerships;

(e)        Contracts containing covenants of any Target Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with any Target Company in any line of business or in any geographical area;

(f)         Contracts containing nondisclosure or confidentiality agreement (other than those entered into in the Ordinary Course of Business with partners, vendors and employees);

(g)        Contracts relating to the acquisition by any Target Company of any operating business or the capital stock of any other Person since January 1, 2012;

(h)        Contracts relating to the incurrence, assumption or guarantee of any indebtedness or imposing a Lien on any of its assets;

(i)         Contracts under which any Target Company has made advances or loans to any other Person, except advancement of reimbursable ordinary and necessary business expenses made to directors, officers and employees of the Target Companies in the Ordinary Course of Business;

(j)         Outstanding agreements of guaranty, surety or indemnification by any Target Company (other than provisions for indemnification contained in agreements entered into in the Ordinary Course of Business (other than for indebtedness for borrowed money));

(k)        any other Contract to which a Target Company is a party, the performance of which will require payments to or by such Target Company of more than $50,000 in any twelve (12) month period;

(l)         any Contract or agreement requiring a Target Company to purchase of all or substantially all of its requirements of a particular product from a supplier, except any Contract or agreement relating to the purchase of inventory in the ordinary course of business;

(m)       any Contract or agreement relating to the development, ownership, license, use, or enforcement of any Intellectual Property between the any Target Company and any third party (excluding any commercially available “off the shelf” or other standard computer software having a replacement cost of $10,000 or less);

(n)        any settlement, conciliation or similar agreement, or governmental monitoring, consent decree or reporting responsibilities outside the ordinary course of business;

(o)        any Contract or arrangement for capital expenditures or the acquisition or construction of fixed assets in excess of $50,000;

(p)        (i) any employment agreement, independent contractor agreement, or consulting agreement or arrangement pursuant to which the base compensation or fees paid in 2016 were at least $100,000, or the base compensation or fees payable are expected to be at least $100,000 in 2017; or (ii) any Contract or arrangement which provides for any severance, retention, transaction, or change in control payments, or fees in connection with a change in control, or payments for termination of service payable by any Target Company to any director, officer, employee, independent contractor, or consultant of the Target Companies;

(q)        any Contract or arrangement with any staffing agency, temporary employment agency, or similar company providing services to the Target Companies, whose fees were at least $50,000 in 2016, or are expected to be at least $50,000 in 2017;

(r)         any Contract between a Target Company and a (i) Top Partner or (ii) Top Vendor;

(s)         any Contract or arrangement under which a Target Company is (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property, (ii) a lessor of any tangible personal property owned by a Target Company or (iii) a lessee or sublessee or real property, including the Leases;

(t)        any Contract or arrangement under which a Target Company is the lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by a Target Company;

(u)        any Contract that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures Contract, forward Contract, option or other derivative financial instrument;

(v)         any management services or administrative services Contracts with the Managed Practices;

(w)        any cost-sharing Contracts or arrangements; and

(x)        Contracts that are otherwise material to the Target Companies (collectively, together with all written and oral amendments, modifications or supplements to any such Contracts, the “Material Contracts”).

The Company has made available to the Buyer or its representatives a true, correct and complete copy of each Material Contract, together with all amendments, modifications or supplements thereto, other than any Material Contract which is an oral Contract.  Except as specifically identified in Section 3.11 of the Disclosure Schedule, each Material Contract is in full force and effect and is valid and enforceable against the Company, except as such enforceability may be limited by the Enforceability Exceptions and, to the Knowledge of the Company, each other party thereto.  Except as specifically set forth in Section 3.11 of the Disclosure Schedule, the Target Companies are not in default in any material respect under any Material Contract nor, to the Knowledge of the Company, is any other party to any Material Contract in default in any material respect thereunder, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice, or both, would constitute a default in any material respect thereunder.  No party to any Material Contract has exercised any termination rights with respect thereto.

Section 3.12.    Litigation.  Except as set forth in Section 3.12 of the Disclosure Schedule, none of the Target Companies or the Managed Practices, their respective officers, directors or employees (in their capacity as such) or the Seller or the Stockholders (relating to the business of the Target Companies or of the Managed Practices) are (a) subject to any outstanding injunction, judgment, order, decree, ruling or charge, or (b) party to any action, suit, Proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction nor, to the Knowledge of the Company, is any such action, suit, Proceeding, hearing, or investigation threatened.  The insurance coverage in the insurance policies of the Target Companies and the Managed Practices, as applicable, are adequate in character and amount to pay all liabilities relating to the matters required to be described in Section 3.12 of the Disclosure Schedule, and such matters are in fact being defended by insurance carriers without reservation.  No matter described in Section 3.12 of the Disclosure Schedule affects the validity of this Agreement or could prevent or delay the transactions contemplated hereunder.

Section 3.13.    Certain Business Relationships with Affiliates.  Except as set forth in Section 3.13 of the Disclosure Schedule, no Affiliate of the Target Companies or the Managed Practices or any of their respective directors, officers, partners, stockholders or Affiliates of any such Person is currently or has been party to any material business arrangement or relationship with the Company within the twelve (12) months prior to the date of this Agreement, is a participant in any material transaction to which the Target Companies and the Managed Practices are a party, and no Affiliate of the Target Companies or the Managed Practices owns any material asset, tangible or intangible, which is used in the business of the Target Companies and the Managed Practices. Each Contract or arrangement between any Target Company or Managed Practice, as applicable, on the one hand, and any Affiliate of a Target Company or Managed Practice or any of their respective directors, officers, partners, stockholders or Affiliates of any such Person, on the other hand, is on commercially reasonable terms no more favorable to such Affiliate, director, officer or employee than what any third party negotiating on an arms-length basis would expect.

Section 3.14.    Environmental Matters.

(a)        The Target Companies and the Managed Practices have obtained and currently maintain in full force and effect all Licenses required under any Environmental Laws in connection with the operation of the Target Companies and the Managed Practices, as applicable (the “Environmental Licenses”), and are and have been in compliance with all Environmental Licenses and Environmental Laws except in each case for such matters as are set forth in Section 3.14(a)(i) of the Disclosure Schedule or as have not resulted or would not result in any Target Company or any Managed Practice, as applicable, incurring material liabilities under any Environmental Licenses or Environmental Laws. Section 3.14(a)(ii) of the Disclosure Schedule sets forth a list of Environmental Licenses.

(b)        None of the Target Companies, the Seller, the Stockholders nor the Managed Practices have received any notice of, and the Target Companies, the Seller, and the Managed Practices are not subject to, any pending or, to the Knowledge of the Company, any threatened claims, demands, actions, Proceedings, investigations, allegations, assertions or notices alleging noncompliance with or potential liability under any Environmental Licenses or Environmental Laws, except in each case as set forth in Section 3.14(b) of the Disclosure Schedule or as have not resulted or would not result in any Target Company, the Seller, or any Managed Practice incurring material liabilities under Environmental Laws or Environmental Licenses.

(c)        Except in each case as set forth in Section 3.14(c) of the Disclosure Schedule, there are no facts, circumstances or conditions relating to the Target Companies, the Seller, the Managed Practices, the Real Property, any real property formerly operated or leased by the Target Companies, the Seller, or the Managed Practices or any property to which the Target Companies, the Seller or the Managed Practices arranged for the transport, treatment, storage or disposal of Hazardous Substances, including the Release of Hazardous Substances, that has resulted in or could result in any Target Company, the Seller, or the Managed Practices, as applicable, incurring material liabilities under Environmental Laws.

(d)        The Company has provided Buyer with true, correct and complete copies of all environmental, health and safety assessments, investigations, audits, reports, pleadings and notices related to the Target Companies, the Real Property, or any property currently or formerly owned, operated or leased by the Company, including any Phase I Environmental Site Assessments and Phase II reports in the possession, custody or control of the Company.

(e)         None of the Target Companies or the Managed Practices have assumed by Contract, or to the Company’s Knowledge, otherwise assumed, undertaken, or provided an indemnity with respect to any material or potentially material liability of any other Person under Environmental Law.

(f)         None of the following exists on, at or under the Real Property except as in compliance, in all material respects, with applicable Environmental Laws: (i) underground storage tanks or (ii) landfills, surface impoundments or other waste disposal areas.

(g)        There have been no Releases of Hazardous Substances at the Real Property during the leasehold of any Target Company or Managed Practice, as applicable, and none of the Target Companies nor the Managed Practices have Released Hazardous Substances (i) at any real property formerly owned, leased, used, operated by any Target Company or any Managed Practice, as applicable, or (ii) at any location at which Hazardous Substances generated by such Target Company were transported, disposed of or came to be located.

Section 3.15.    Employees.

(a)        There are no collective bargaining agreements applicable to any employees of the Target Companies or any of the Managed Practices (“Company Employees”) and neither the Target Companies nor the Managed Practices have no duty to bargain with any labor organization with respect to any such Persons. No petition has been filed nor has any Proceeding been initiated by any Company Employee with the National Labor Relations Board or any similar Governmental Entity seeking recognition of a collective bargaining agreement, trade union, or other labor agreement, and there are no Persons attempting to represent or organize, or purporting to represent for bargaining purposes, any Company Employee. No trade union has applied to have the Target Companies or the Managed Practices declared a common or single employer pursuant to applicable Law in any jurisdiction in which the Target Companies and the Managed Practices carry on business.   Except as set forth in Section 3.15(a) of the Disclosure Schedule, there are no pending unfair labor practice charges, strikes, slowdowns, work stoppages, lockouts, concerted refusals to work overtime, grievances, arbitrations, or other similar labor activities or disputes against the Target Companies or the Managed Practices, nor to the Company’s Knowledge is any such activity threatened.

(b)        Section 3.15(b) of the Disclosure Schedule sets forth a true, correct and complete list as of the date specified therein, of the names, titles, job descriptions, hire dates, 2016 and 2017 rates of compensation or hourly wage, 2016 bonuses paid or payable, and 2016 and 2017 target bonus opportunities of all of the Company Employees.  Section 3.15(b) of the Disclosure Schedule also sets forth the aggregate accrued vacation and sick time of each Company Employee as of a recent specified date.

(c)         Section 3.15(c) of the Disclosure Schedule sets forth a true, correct and complete list as of the date specified therein, of all independent contractors and consultants providing services to the Target Companies and the Managed Practices, including the fees paid by any Target Company and any Managed Practice in 2016 and to-date in 2017.

(d)        Section 3.15(d) of the Disclosure Schedule lists all employees, independent contractors, and consultants covered by any written non-competition or customer or partner non-solicitation Contracts with the Target Companies and the Managed Practices, and the Target Companies the Managed Practices have provided or made available to Buyer the current and complete copies of each such agreement. To the Knowledge of the Company, no employee is in violation of any term of any employment, restrictive covenant, or nondisclosure Contract or common law nondisclosure obligation or fiduciary duty to the Target Companies or the Managed Practices or to a former employer of such employee relating to the right of any such employee to be employed by the Target Companies or the Managed Practices, as applicable. Neither the Target Companies nor the Managed Practices have sought to enforce any non-competition or customer non-solicitation Contract covering a former Company Employee in the past three (3) years.

(e)        There are no employment-related (including misclassification) Proceedings involving the Target Companies or the Managed Practices, as applicable, currently pending, or to the Company’s Knowledge, threatened to be brought, initiated or filed, against the Target Companies or the Managed Practices.  The Target Companies and the Managed Practices have complied in all material respects with all applicable Laws pertaining to the employment or termination of employment of their employees and their engagements with their respective independent contractors, consultants and other third-party service providers, as applicable, including, but not limited to, all such Laws relating to labor relations, compliance with the Worker Adjustment Retraining and Notification Act of 1988 (“WARN”) or any other Laws respecting reductions in force, facility closings, or mass layoffs, terms of employment, the payment of wages, equal employment opportunities (including, but not limited to, Laws prohibiting discrimination and/or harassment on the basis of race, national origin, gender, disability, age, or any other protected classification), affirmative action, immigration, fair employment practices, payment of minimum wages and overtime, employee classification, independent contractor classification, government contracting, hiring practices, background checks, leaves of absence, unemployment insurance, leaves of absence, occupational health and safety, the payment of social security and any other Taxes, and other similar employment activities.

(f)        Except as set forth in Section 3.15(f) of the Disclosure Schedule, neither the Target Companies nor the Managed Practices are delinquent in payments (i) to any employee for wages, salaries, commissions, bonuses, vacation time, incentive payments, or other direct compensation for any services provided by them to-date, or amounts required to be reimbursed to such employees; or (ii) of fees for services to any independent contractor, consultant, or temporary employee.

(g)        Neither the Target Companies nor the Managed Practices have effected a “plant closing” or “mass layoff” (each as defined under WARN or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, and none of the Target Companies nor the Managed Practices have incurred any liability under WARN or any similar Law.  Section 3.15(g) of the Disclosure Schedule lists each employee whose employment has been terminated within the ninety (90) day period prior to November 30, 2017, the location at which the employee worked, and the reason for the termination.

Section 3.16.    Employee Benefits.

(a)        All of the Employee Benefit Plans are listed in Section 3.16(a) of the Disclosure Schedule.  With respect to each of the Employee Benefit Plans, the Company has heretofore delivered or made available to Buyer true, correct and complete copies of the following documents: (i) the plan document and adoption agreement, if applicable, or, with respect to unwritten Employee Benefit Plans, a written summary of the material terms thereof, including all amendments, (ii) any related trust or insurance Contracts or policies or other funding agreements, (iii) the most recent summary plan description and all summaries of material modification thereto, (iv) the most recent determination letter or opinion letter issued by the Internal Revenue Service with respect to all Employee Benefit Plans intended to be qualified under Code Section 401(a), (v) for the three (3) most recently completed plan years, the Annual Reports on Form 5500 required to be filed with any Governmental Entity and the three (3) most recent actuarial reports or valuations and (vi) any correspondence from a Governmental Entity with respect to any matter that remains unresolved, or any matter that resulted in the imposition of liability on any Target Company or any Managed Practice or their respective ERISA Affiliates, including a written description of any oral communications related thereto.

(b)         Except as set forth in Section 3.16(b) of the Disclosure Schedule, no Employee Benefit Plan is a stock option or other equity compensation or equity-based incentive plan.

(c)        No Employee Benefit Plan is (i) a Multiemployer Plan, (ii) a Multiple Employer Plan, (iii) a Pension Plan, or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).  None of the Target Companies nor the Managed Practices, nor any of their respective ERISA Affiliates have, at any time, maintained, established, sponsored, participated in, contributed to, been obligated to contribute to, or otherwise incurred any obligations or liability (including any contingent liability) with respect to any Multiemployer Plan, Multiple Employer Plan, Pension Plan, or “multiple employer welfare arrangement.” None of the Target Companies nor any of their respective ERISA Affiliates have engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA. None of the Target Companies nor the Managed Practices, nor any of their respective ERISA Affiliates nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Code Section 4975 or Section 406 of ERISA), which could subject any Employee Benefit Plans or any related trust of the Target Companies or the Managed Practices, as applicable, or any Person that any Target Company or any Managed Practice has an obligation to indemnify, to any Tax or penalty imposed under Code Section 4975 or Section 502 of ERISA.

(d)        Each of the Employee Benefit Plan is intended to be “qualified” within the meaning of Code Section 401(a) has received a favorable determination letter or may rely on a favorable opinion letter as to such plan’s qualified status and each trust forming a part thereof is exempt from federal income tax pursuant to Code Section 501(a) and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to adversely affect such determination or exemption.  Each Employee Benefit Plan has been operated in accordance with the terms of the Employee Benefit Plan and the requirements of all applicable Law, including ERISA and the Code.  No Proceedings are pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan or the assets thereof (other than claims for benefits in the ordinary course), and no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.  All contributions, payments, reimbursements, accruals and premiums required to be made under the terms of any Employee Benefit Plans have been timely made and all liabilities with respect to all Employee Benefit Plans are properly reflected in the Financial Statements.

(e)        The Target Companies and the Managed Practices do not maintain or contribute to, nor are obligated to establish, maintain or contribute to any Employee Benefit Plan which provides post-retirement or post-employment benefits to current or former employees, consultants, independent contractors, directors or other service providers (or any spouse or dependent thereof) of the Target Companies and the Managed Practices, respectively (except for limited continued coverage required to be provided under Code Section 4980B or as required under applicable state Law).

(f)         Except as set forth in Section 3.16(f) of the Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (i) create or increase any payments, severance or benefits to any employee, officer, director, independent contractor, consultant, or other service provider; (ii) result in any limitation on the right of the Target Companies or the Managed Practices to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust, as applicable; or (iii) result in any payment becoming due or the exercisability or delivery of any payment, right, severance, or other benefit, loan forgiveness, or the acceleration of the time of payment or the vesting of any rights with respect to any former or current employees, officers, consultants, independent contractors, directors or other service providers (or any spouse or dependent thereof) of the Target Companies and the Managed Practices, respectively. The Target Companies are not a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of any employment or income Tax. The execution of this Agreement (either alone or in conjunction with any other event) shall not result in the funding of any “rabbi” or similar trust pursuant to any Employee Benefit Plan.

(g)        Except as necessary to satisfy applicable Law, or as contemplated by this Agreement, the Target Companies,  the Managed Practices and their respective Affiliates do not have any plan or commitment to modify any existing Employee Benefit Plan or to implement any arrangement that would upon implementation constitute an Employee Benefit Plan.

(h)        No Employee Benefit Plan is subject to the Laws of any jurisdiction outside of the United States.

Section 3.17.    Corporate Records.

(a)        The Company has delivered to the Buyer true, correct and complete copies of the organizational documents of each Target Company and each Managed Practice, each as amended to date, and no amendments thereto are pending.

(b)        The minute books of the Target Companies, as applicable, previously made available to the Buyer contain true, correct and complete records of all meetings and accurately reflect all other company action of the members and the board of directors or the board of managers (including committees thereof) of the Target Companies, as applicable.  The stock certificate books and stock transfer ledgers of the Target Companies, as applicable, previously made available to the Buyer are true, correct and complete.  All stock transfer taxes levied or payable with respect to all transfers of shares of the Target Companies, as applicable, prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

Section 3.18.    Accounts Receivable.  Except as described in Section 3.18 of the Disclosure Schedule, all accounts receivable of the Target Companies reflected on the Latest Balance Sheet (a) are valid and genuine, (b) are properly reflected on the Company’s books and records in accordance with GAAP, (c) have arisen from bona fide transactions in the Ordinary Course of Business and (d) will be good and valid receivables (subject to no counterclaims, deduction, credit or offset) except to the extent of the allowance for doubtful accounts.  No Person has, and as of the Closing Date, no Person will have, any Lien (other than Permitted Liens) on any accounts receivable of the Target Companies or any part thereof, and no agreement for deduction, free services or goods, discount or other deferred price or quantity adjustment will have been made with respect to any such accounts receivable of the Target Companies, except for such agreements made between the Buyer and its lenders with respect to the Financing of the transactions contemplated by this Agreement, if any.

Section 3.19.    Partner/Vendor Relationships.   Section 3.19 of the Disclosure Schedule contains a true, correct and complete list of the top ten (10) largest retail partners, including any partners with which the Company has a joint venture arrangement (the “Top Partners”) of the Target Companies and the Managed Practices determined by dollar volume of revenue generated for the nine (9) month period through September 30, 2017 and for the fiscal year ended December 31, 2016 and a true, correct and complete list of the top ten (10) largest vendors (the “Top Vendors”) of the Target Companies and the Managed Practices determined by dollar volume of expenditures for the nine (9) month period through September 30, 2017 and for the fiscal year ended December 31, 2016.  Since the Latest Balance Sheet Date, there has not been, and the Target Companies and the Managed Practices, as applicable, have not received notice of, any termination or cancellation of, or a material adverse modification or change in, the business relationship with any of the Top Partners or Top Vendors, and, to the Knowledge of the Company, each of the Top Partners and Top Vendors intend to renew their partner Contracts or vendor Contracts, as applicable, in the ordinary course and on terms as favorable as those currently in place.

Section 3.20.    Insurance.  The Target Companies and the Managed Practices have policies of insurance and bonds of the type and in amounts, to the Knowledge of the Company, customarily carried by Persons conducting business or owning assets similar to those conducted or owned by the Target Companies and the Managed Practices, respectively. Section 3.20 of the Disclosure Schedule contains a list of all policies of liability, environmental, crime, fidelity, life, fire, workers’ compensation, health, director and officer liability and all other forms of insurance currently owned or held by the Target Companies and the Managed Practices or to which a Target Company or a Managed Practice is a named insured or otherwise the beneficiary, and identified for each such policy: the underwriter; the name of the policy holder; policy number; retroactive premium adjustments or other loss-sharing arrangements); expiration date; and deductible amount.  Section 3.20 of the Disclosure Schedule also sets forth a claims history for the past two (2) years in respect of such policies.  All of the insurance policies listed on Section 3.20 of the Disclosure Schedule are outstanding and in full force and effect and will remain in full force and effect after the consummation of the transactions contemplated hereby with respect to occurrences prior to the Closing.  All premiums with respect to such policies are currently paid.  None of the Target Companies or the Managed Practices have, within the past two (2) years, (a) been in breach or default (including with respect to the payment of premiums or the giving of notices) with respect to its obligations under any such insurance policies, (b) repudiated any provision of any such insurance policies or (c) been denied insurance coverage.  Except as set forth in Section 3.20 of the Disclosure Schedule, none of the Target Companies nor the Managed Practices have any self-insurance, deductible retention or co-insurance programs, and the reserves set forth on the Company’s Financial Statements or the financial statements of the Managed Practices, respectively, are adequate to cover all anticipated liabilities with respect to any such self-insurance, deductible retention or co-insurance programs.

Section 3.21.    Names.  Except as specified in Section 3.21 of the Disclosure Schedule, for the past five (5) years (but only to the actual knowledge of the Company for the portion of such period prior to August 4, 2014), no Target Company has used any name or names for the purposes of its business other than the corporate or limited liability company name under which it was formed or organized in its respective state of formation or organization.

Section 3.22.   Directors and Officers; Bank Accounts.  Section 3.22 of the Disclosure Schedule sets forth a true, correct and complete list of all directors and officers of each Target Company and each Managed Practice.  Section 3.22 of the Disclosure Schedule lists all of the bank accounts, safety deposit boxes and lock boxes (designating all authorized signatories with respect thereto) of each Target Company.

Section 3.23.    Internal Controls.  The Target Companies and the Managed Practices have implemented and maintain a system of internal controls over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that provide reasonable assurance that (a) transactions are executed only in accordance with authorizations of management and directors and (b) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.  As of the date of the Latest Balance Sheet, the Company, the Seller and the Stockholders were not aware of (i) any significant deficiencies or material weaknesses in the design or operation of the internal controls of the Target Companies and the Managed Practices over financial reporting which would have a Material Adverse Effect or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Target Companies and the Managed Practices over financial reporting.

Section 3.24.    Privacy.

(a)        The Target Companies and the Managed Practices are and always have been in compliance in all material respects with (i) all applicable Privacy Laws; (ii) all applicable Privacy Policies; and (iii) all applicable Privacy Contracts, and, have collected, processed, stored, maintained, secured, shared, and otherwise used Personal Information in compliance with all Privacy Laws and with appropriate disclosures and consents as required to provide the Personal Information to third parties in the course of their business.  The Company has delivered to the Buyer true, correct and complete copies of all Privacy Policies and Privacy Contracts. The Target Companies and the Managed Practices have valid and legal rights (whether contractually, by Law or otherwise) to access or use all Personal Information and any other information of any Person that is accessed and used by or on behalf of the Target Companies or the Managed Practices, as applicable, in connection with the use and/or operation of their products, services and business.

(b)        No Personal Information has been (i) collected, used, stored or otherwise interacted with by the Target Companies or the Managed Practices or any of the IT Assets, or any other Software disseminated by any Person on behalf of Target Companies or the Managed Practices, as applicable, in material violation of any applicable Privacy Laws, Privacy Policies or Privacy Contracts; or (ii) transferred or disclosed by the Target Companies or the Managed Practices to any Person in violation of any applicable Privacy Laws, Privacy Policies or Privacy Contracts.  The Target Companies and the Managed Practices do not use any of the Personal Information they receive through any websites or otherwise in connection with their business in a manner that in any way violates any applicable Privacy Laws, Privacy Policies or Privacy Contracts.  The Target Companies and the Managed Practices have not used any Tracking

Applications in a manner that materially violates any applicable Privacy Laws, Privacy Policies or Privacy Contracts.

(c)        The Target Companies and the Managed Practices have implemented Privacy Policies as required by Privacy Laws and all applicable Laws, and the Target Companies and the Managed Practices are in compliance in all material respects with all such Privacy Policies. Applicable Privacy Policies are posted in a clear and conspicuous location on each of the websites and online services of the Target Companies and the Managed Practices, as applicable.

(d)        The Target Companies and the Managed Practices have implemented reasonable physical, technical and administrative safeguards designed to protect Personal Information in their possession or control from unauthorized access by any Person, including the employees, contractors, and vendors of the Target Companies and the Managed Practices, and to ensure compliance in all respects with all applicable Privacy Laws, Privacy Contracts and Privacy Policies.

(e)        The Target Companies and the Managed Practices, as applicable, contractually require all third parties, including vendors, affiliates, and other Persons providing services to the Target Companies and the Managed Practices who have access to or receive Personal Information from the Target Companies or the Managed Practices to comply with all applicable Privacy Policies, Privacy Contracts and Privacy Laws, and to use commercially reasonable efforts consistent with industry standards to store and secure all Personal Information to protect against unauthorized access to or use of the Personal Information and to indemnify the Target Companies and the Managed Practices, as applicable, for any failure to do so. The Target Companies and the Managed Practices have contractually required all service providers and customers and partners to obtain any required consent in compliance with applicable Privacy Laws, Privacy Contracts and Privacy Policies and to indemnify the Target Companies and the Managed Practices, as applicable, for any failure to do so.

(f)       The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate any applicable Privacy Laws, Privacy Policies or Privacy Contracts or result in or give rise to any right of termination or other right to impair or limit any Target Company’s or any Managed Practice’s rights to own or use any Personal Information used in or necessary for the conduct of the business of the Target Companies and the Managed Practices.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER, HOLDINGS AND PETIQ

The Buyer, Holdings and PetIQ, on a joint and several basis, represent and warrant to the Seller, the Stockholders and the Company that the statements contained in this Article 4 are correct and complete as of the date hereof and as of the Closing Date:

Section 4.1.    Organization.  Each of the Buyer, Holdings and PetIQ are duly organized, validly existing, and in good standing under the Laws of their state of formation, respectively.

Section 4.2.     Authorization of Transaction.

(a)        Each of the Buyer, Holdings and PetIQ have all requisite company power and authority to execute and deliver this Agreement and the Ancillary Documents to which they are a party and to perform their respective obligations hereunder and thereunder.  All necessary company proceedings of each of the Buyer, Holdings and PetIQ have been duly taken to authorize the execution, delivery, and performance by the Buyer, Holdings and PetIQ, respectively, of this Agreement and the Ancillary Documents to which they are a party.  This Agreement has been, and each Ancillary Document to which the Buyer, Holdings and PetIQ, as applicable, are a party will be at or prior to the Closing, executed, and delivered by the Buyer, Holdings and PetIQ, respectively, and this Agreement constitutes, and each Ancillary Documents to which the Buyer, Holdings and PetIQ are a party will constitute the valid and legally binding obligations of the Buyer, Holdings and PetIQ, as applicable, enforceable against the Buyer, Holdings and PetIQ, as applicable, in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exception.

(b)        Except for the Required Governmental Approvals and as set forth on Schedule 4.2(b), neither the Buyer nor PetIQ is required to obtain any consent, authorization, approval, order, license, certificate, or permit of or from, or make any declaration or filing with, any Governmental Entity or other Person for the execution, delivery, and performance of this Agreement by the Buyer.

(c)        Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will if the Required Governmental Approvals are obtained or made violate or result in a breach of any Law to which the Buyer and PetIQ, as applicable, are subject; violate or result in a breach of any provision of the organizational documents of the Buyer or PetIQ, as applicable; or conflict with, result in a breach of, constitute a default under, result in the acceleration of the rights of any party under, or create in any party the right to terminate, modify, or cancel any material Contract to which the Buyer or PetIQ is a party, as applicable, or by which the Buyer or PetIQ is bound or to which any of their respective assets are subject.

(d)        (i) All of the Holdings LLC Interests to be issued pursuant to Section 2.2(b) will be, when issued, duly and validly authorized and issued, fully paid and non-assessable and not issued in violation of any Law or any organizational documents or other provision regarding pre-emptive, anti-dilution or similar rights of members of Holdings.  Holdings has reserved a sufficient number of Holdings LLC Interests in order to fulfill its obligations hereunder; and (ii) all of the PetIQ Class B Shares to be issued pursuant to Section 2.2(b) will be, when issued, duly and validly authorized and issued, fully paid and non-assessable and not issued in violation of any Law or any charter or other provision regarding pre-emptive, anti-dilution or similar rights of stockholders.  PetIQ has reserved a sufficient number of PetIQ Class B Shares in order to fulfill its obligations hereunder.  PetIQ has reserved a sufficient number of PetIQ Class A Shares into which the PetIQ Stock Consideration may be exchanged; and (iii) Section 4.2(d)(iii) of the Disclosure Schedule sets forth the authorized, issued and outstanding equity interests of PetIQ and the Buyer as of the date hereof.

Section 4.3.      PetIQ SEC Reports; Financial Statements.

(a)        PetIQ has filed or furnished, as applicable, (A) its quarterly reports on Form 10-Q for its fiscal quarters ended after June 30, 2017 and September 30, 2017, and (B) all other forms, reports, schedules, and other statements required to be filed or furnished by it with the SEC under the Securities Exchange Act or the Securities Act since the closing of its initial public offering on July 20, 2017 (collectively, the “PetIQ SEC Reports”). As of its respective date, and, if amended, as of the date of the last such amendment, each PetIQ SEC Report complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act and any rules and regulations promulgated thereunder applicable to the PetIQ SEC Report. As of its respective date, and, if amended, as of the date of the last such amendment, neither the Registration Statement No. 333-218955 which became effective on July 20, 2017 (the “Registration Statement” and, together with the PetIQ SEC Reports, the “SEC Documents”) nor any PetIQ SEC Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from any comment letters received by PetIQ from the SEC relating to reports, statements, schedules, registration statements or other filings made by PetIQ with the SEC.

(b)        The consolidated financial statements included or incorporated by reference into the SEC Documents (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of PetIQ as of such dates and the results of operations, stockholders’ equity, and cash flows of PetIQ for such periods.

(c)        PetIQ has implemented and maintains a system of internal controls over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that provide reasonable assurance that (a) transactions are executed only in accordance with authorizations of management and directors, (b) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.  As of December 31, 2016, PetIQ was not aware of (i) any significant deficiencies or material weaknesses in the design or operation of PetIQ’s internal control over financial reporting which would have a Material Adverse Effect or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Buyer’s internal control over financial reporting.

Section 4.4.      Brokers, Finders and Investment Bankers.  Except for Jefferies LLC, neither the Buyer, Holdings, PetIQ nor any Affiliate of the Buyer or PetIQ, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 4.5.      Litigation.  (i) Neither the Buyer, Holdings nor PetIQ is (a) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) party to any action, suit, Proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where such injunction, judgment, order, decree, ruling, charge, action, suit, Proceeding, hearing, or investigation would not be reasonably likely to have a material adverse effect on the ability of the Buyer, Holdings or PetIQ, as applicable, to consummate the transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement.  (ii) Except as set forth in the SEC Reports, none of PetIQ and each PetIQ Subsidiary (including the Buyer and Holdings), or their respective officers, directors or employees (in their capacity as such) are (a) subject to any outstanding injunction, judgment, order, decree, ruling or charge, or (b) party to any action, suit, Proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency or any federal, state, local, or foreign jurisdiction nor, to the Knowledge of the Buyer, is any such action, suit, Proceeding, hearing, or investigation threatened, in each case that is required to be disclosed in the SEC Reports and has been disclosed.

Section 4.6.     Absence of Certain Changes.    Except to the extent arising out of or relating to the transactions contemplated by this Agreement or as otherwise disclosed in any of the SEC Documents (a) since December 31, 2016 through the date of this Agreement, the business of PetIQ has been operated in the Ordinary Course of Business in all material respects and (b) since December 31, 2016, no Material Adverse Effect has occurred.

Section 4.7.      Legal Compliance.

(a)        Except where such non-compliance would not have a Material Adverse Effect: (i) PetIQ and each PetIQ Subsidiary is in compliance and since December 31, 2016 has been in compliance with all Laws and orders applicable to PetIQ or any PetIQ Subsidiary or any assets owned or used by PetIQ or any PetIQ Subsidiary, and (ii) neither PetIQ nor any PetIQ Subsidiary has received any written communication since December 31, 2016 from a Governmental Entity that alleges that PetIQ or any PetIQ Subsidiary is not in compliance with any such Law or order.

(b)        Except as would not have a Material Adverse Effect, since January 1, 2017, none of PetIQ, PetIQ’s Subsidiaries, or, to PetIQ’s knowledge, any representatives acting on their behalf, have, directly or indirectly, corruptly offered, promised, paid, authorized or given money or anything of value to any Government Entity or official thereof, for the purpose of: (i) influencing any act or decision of any Government Entity or official thereof; (ii) inducing any Government Entity or official thereof to do or omit to do an act in violation of a lawful duty; (iii) securing any improper business advantage; (iv) inducing any Government Entity or official thereof to influence the act or decision of a Governmental Entity or any official thereof; or (v) for any other corrupt, improper, or illegal purpose, each in order to obtain or retain business for PetIQ or any PetIQ Subsidiaries in violation of applicable anti-corruption Laws.

Section 4.8.      No Required Vote.   No vote of the holders of any equity interests in PetIQ is required for PetIQ to consummate the transactions contemplated by this Agreement.

Section 4.9.      Certain Investment Representations.

(a)        The Buyer is an “Accredited Investor” as such term is defined in (i) Rule 501(a) of Regulation D under the Securities Act; and (ii) Section 1.1 of NI 45-106.

(b)        The Buyer is acquiring the Units for investment for the Buyer’s own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof except as permitted by Law, including Securities Laws.  The Buyer does not have any present intent to resell or distribute all or any part of the Units.

(c)        The Buyer has been advised that the Units have not been registered under the Securities Act, that the Units may not be sold or otherwise disposed of unless they are registered thereunder or an exemption from registration is available and that accordingly the Buyer may be required to bear the economic risk of the investment in the Units for an indefinite period of time.  The Buyer also understands that the Seller does not have any intention of registering the Units under the Securities Act or of supplying the information which may be necessary to enable the Buyer to sell the Units pursuant to Rule 144 under the Securities Act.

(d)        The Buyer has been given the opportunity to obtain any information or documents, and to ask questions and receive answers about such documents, the Target Companies and their Affiliates and the business and prospects of the Target Companies and their Affiliates (including the transactions to be consummated pursuant to the terms of this Agreement), as the Buyer deems necessary to evaluate the merits and risks related to its investment in the Units and no representations concerning such matters or any other matters related to such investment have been made to the Buyer except as set forth in this Agreement.  The Buyer has consulted its own attorney, accountant or investment advisor with respect to the investment contemplated hereby and its suitability for the Buyer, including the tax and other economic considerations related to the investment.

(e)        The Buyer’s knowledge and experience in financial and business matters are such that the Buyer is capable of evaluating the merits and risks of the investment in the Company.    The Buyer’s financial situation is such that the Buyer can afford to bear the economic risk of the Buyer’s investment in the Company for an indefinite period of time, and the Buyer can afford to suffer the complete loss of the Buyer’s entire investment in the Company.

(f)        The Buyer understands that the purchase of the Units pursuant to this Agreement is a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there will be substantial restrictions on the transferability of the Units and that for an indefinite period following the Closing Date there will be no public market for such Units and that a public market may never exist therefor, and that, accordingly, it may not be possible for the Buyer to sell the Units in case of emergency or otherwise.

(g)        The Buyer understands that no federal, provincial or state agency has made any finding or determination regarding the fairness of the offering of Units for investment, or any recommendation or endorsement thereof.

(h)        The Buyer is not subscribing for the Units as a result of, or subsequent to, any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a Person not previously known to the Buyer in connection with investments in securities generally.

ARTICLE 5

PRE-CLOSING COVENANTS

From the execution of this Agreement until the Closing:

Section 5.1.     General.  Without limiting any of the express obligations of the Parties hereunder, each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 7) as expeditiously as practicable.

Section 5.2.     Notices and Consents.  Each of the Parties will give any notices or make any filings required in connection with, and use its reasonable best efforts to obtain, the Required Governmental Approvals and Necessary Consents.  Without limiting the generality of the foregoing:

(a)        The Buyer and the Seller have both filed Notification and Report Forms and related materials with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) under the Hart-Scott-Rodino Act. Each of the Company and the Buyer shall supply all Governmental Entities as expeditiously as practicable any additional information or documents that may be requested pursuant to any law or otherwise by such Governmental Entity, and shall coordinate with the other Party in making any such filings or information, submissions pursuant to and in connection with this Section 5.2(a) that may be necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement. The Buyer paid all filing fees required under the Hart-Scott-Rodino Act and upon Closing, the Seller will reimburse the Buyer for 50% of such filing fee associated with the Buyer’s acquisition of the Company.  For the avoidance of doubt, the Seller will not reimburse the Buyer for any portion of such fee associated with the Seller’s acquisition of the Holdings LLC Consideration or the PetIQ Stock Consideration.

(b)        Each of the Parties will cooperate with the other in obtaining all Required Governmental Approvals and Necessary Consents.  Subject to any limitations under applicable Laws, each Party shall (i) keep the other Party apprised of the status of matters concerning the consummation of the transactions contemplated hereby, including, to the extent permitted by Law, promptly furnishing the other Party with copies of all notices or other communications sent or received by it or its Representatives to or from any Governmental Entity on the subject of such transactions; and (ii) permit the other Party to review in advance any such proposed notices or other communications to any Governmental Entity and reasonably consider any comments the other Party may have.  Each Party agrees not to participate in any meeting or discussion with any Governmental Entity on the subject of the Transactions unless it consults with the other Party in advance and, to the extent permitted by Law, gives the other Party the opportunity to attend and participate in such meeting or discussion.  Notwithstanding anything to the contrary contained in this Agreement, neither the Buyer, the Company, the Seller, nor any of their respective Affiliates shall be required (i) to hold separate (including by trust or otherwise) or divest of any of their respective businesses or assets, (ii) to agree to any limitation on the operation or conduct of their respective businesses or (iii) to waive any of the conditions set forth in Article 7 of this Agreement.

Notwithstanding anything to the contrary contained herein, neither the Buyer, the Company nor the Seller shall have any liability for a failure to obtain any Required Governmental Approval or Necessary Consent that satisfies the foregoing requirements as long as the Buyer, the Company or the Seller, as the case may be, complies with their obligations set forth in this Section 5.2.

Section 5.3.     Operation of Business.

(a)        Prior to the Closing, except as required in order to comply with the terms of the Agreement or otherwise permitted by this Agreement, to consummate the Reorganization Transactions, required by applicable Law or contemplated in Section 5.3(a) of the Disclosure Schedule, without the prior written consent of the Buyer, the Company and the Seller will and will cause each Target Company and each Managed Practice to:

(i)         operate the Target Companies and the Managed Practices in the Ordinary Course of Business; will not engage, and will not permit any Target Companies or Managed Practices to engage in any practice, take any action, or enter into any transaction which is material to the financial condition of the Company and outside the Ordinary Course of Business;

(ii)        use its commercially reasonable efforts to preserve its current business, operations, organization and goodwill in all material respects, including preserving existing relationships with Persons having business with the Target Companies and the Managed Practices (including partners and vendors);

(iii)       maintain (A) all of the assets and properties of the Target Companies and the Managed Practices in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the properties and assets of the Target Companies and the Managed Practices in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)       (A) maintain the books, accounts and records of the Target Companies and the Managed Practices in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing historically customary procedures and working capital practices and without discounting or accelerating payment of such accounts other than in the Ordinary Course of Business, and (C) comply in all material respects with all Licenses and Contracts; and

(v)        comply in all material respects with all applicable Laws, including Environmental Licenses and Environmental Laws.

(b)        Except with the prior written consent of the Buyer, and except any actions with respect to the Reorganization Transactions or as otherwise set forth on Section 5.3(b) of the Disclosure Schedule, the Company and the Seller shall not, and shall cause each Target Company and each Managed Practice not to:

(i)         declare, set aside, make or pay any dividend or other distribution in respect of the membership units of any Target Company or any Managed Practice, or repurchase, redeem or otherwise acquire any outstanding membership units or other securities of, or other ownership interests in, any Target Company or any Managed Practice;

(ii)        transfer, issue, sell or dispose of any membership units or other securities of the Target Companies or the Managed Practices, or grant options, warrants, calls or other rights to purchase or otherwise acquire membership units or other securities of any Target Company or any Managed Practice (including any transfer of any of the Units held by the Seller);

(iii)       effect any recapitalization, reclassification or like change in the capitalization of the Target Companies or the Managed Practices;

(iv)       amend the certificate of formation, certificate of incorporation, operating agreement, by-laws or other comparable governing documents of any Target Company or any Managed Practice;

(v)        except as required by Contract or applicable Law or as set forth on Section 3.11 of the Disclosure Schedule, (A) change the annual level of compensation of any Target Company or any Managed Practice, (B) grant or increase any bonus or other incentive compensation, severance, termination pay, or other benefit to any employee, officer, director, independent contractor, or consultant of the Target Companies or of the Managed Practices, as applicable, (C) increase the coverage or benefits available under any Employee Benefit Plan (or adopt any new Employee Benefit Plan), including but not limited to any Employee Benefit Plan related to severance pay, termination pay, vacation pay, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, independent contractors, consultants, agents or representatives of the Target Companies or the Managed Practices, as applicable, or otherwise modify or amend or terminate any such plan or arrangement, or (D) enter into or terminate any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Target Companies or the Managed Practices are a party, as applicable, or involving a director, officer or employee of any Target Company or any Managed Practice, as applicable, in his or her capacity as a director, officer or employee of such Target Company or such Managed Practice;

(vi)       enter into, amend, or terminate any collective bargaining agreement or any other labor agreement, except as required by Contract or applicable Law;

(vii)      enter into, amend, or terminate any independent contractor or consulting agreement, or any agreement with any staffing agency or similar company otherwise than in the Ordinary Course of Business;

(viii)     incur or assume any Company Indebtedness in an amount in excess of $50,000;

(ix)       permit, allow or suffer to be encumbered by any Lien, except for Permitted Liens, any of the properties or assets (whether tangible or intangible) of the Target Companies or the Managed Practices;

(x)        acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Target Companies or of the Managed Practices;

(xi)       enter into or agree to enter into any merger or consolidation with, any corporation or other entity, engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(xii)      cancel or compromise any debt or claim or waive or release any right under any Material Contract of the Target Companies or of the Managed Practices except in the Ordinary Course of Business;

(xiii)     enter into any commitment for capital expenditures of the Target Companies or of the Managed Practices in excess of $50,000 for any individual commitment and $50,000 for all commitments in the aggregate;

(xiv)     introduce any material change with respect to the operation of the Target Companies or the Managed Practices, including any material change in the types, nature, composition or quality of its products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products;

(xv)      permit the Target Companies or the Managed Practices to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Affiliate of the Company, or any director, officer or employee of the Target Companies or of the Managed Practices;

(xvi)     make a change in its accounting, methods or policies, except as required by applicable Law, or fail to pay and discharge any current liabilities other than in the Ordinary Course of Business;

(xvii)    (A) incur any Taxes outside of the Ordinary Course of Business; (B) change any method of accounting of the Target Companies for Tax purposes; (C) enter into any agreement with any Governmental Entity (including a “closing agreement” under Code Section 7121) with respect to any Tax or Tax Returns of the Target Companies; (D) surrender a right of the Target Companies to a Tax refund; (E) change an accounting period of the Target Companies with respect to any Tax; (F) file an amended Tax Return; (G) change or revoke any material election with respect to Taxes; (H) many any material election with respect to Taxes inconsistent with past practice; (I) extend the applicable statute of limitations with respect to any Taxes; or (J) take any action that could result in the Company ceasing to be classified as a partnership for income Tax purposes or any Subsidiary of the Company ceasing to be classified as a disregarded entity or partnership for income Tax purposes;

(xviii)   amend, restate, supplement or waive any rights under any Material Contract or enter into a Contract which, had it been entered into prior to the date hereof, would have been a Material Contract;

(xix)     discharge or satisfy any Lien, or paid any obligation or liability (fixed or contingent), except in the Ordinary Course of Business or which, if not in the Ordinary Course of Business, in the aggregate, would not be material to the business of the Target Companies and the Managed Practices, taken as a whole;

(xx)      institute or settle any legal Proceedings which, individually or in the aggregate, would be material to the business of the Target Companies and the Managed Practices, taken as a whole;

(xxi)     with respect to any oral Contract, enter into a written Contract to replace such oral Contract or modify or amend the terms of such oral Contract in any manner that results in a material economic change to such oral Contract; or

(xxii)    agree to do anything prohibited by this Section 5.3(b) or anything which would make any of the representations and warranties with respect to the Target Companies or the Managed Practices, the Seller or the Stockholders in this Agreement or the Ancillary Documents untrue or incorrect in any material respect.

(c)        Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the Company’s operations at any time before the Closing.  The Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its own operations.

Section 5.4.     Full Access.  The Company and the Seller will permit the Buyer and its representatives to have full access, at all reasonable times and upon reasonable notice, and in a manner so as not to interfere with the normal business operations of the Target Companies, to all premises, properties, personnel, books, records (including Tax records), Contracts, and documents of, or pertaining to, the Target Companies.  The Buyer will treat and hold as such any Confidential Information (as defined in the Confidentiality Agreement) it receives from the Seller or the Target Companies in the course of the reviews contemplated by this Section 5.4 or otherwise.  No investigation by the Buyer prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller and/or the Company contained in this Agreement or any Ancillary Documents to which the Seller and/or the Company is a party.  Notwithstanding the foregoing, (i) the Company and the Seller may, upon the written advice of the Company’s counsel, restrict the foregoing access to the extent such Party reasonably believes any applicable Laws require that Party to restrict or prohibit access to any of the Company and/or the Seller’s properties or information and (ii) neither the Company nor the Seller shall be required to provide access to or disclose information where such Party reasonably believes, upon the written advice of the Company’s counsel, access or disclosure would jeopardize the protection of attorney-client privilege.

Section 5.5.      Notice of Developments.  Each Party will, as soon as practicable, advise the other of any fact or occurrence or any pending or threatened occurrence of which any such Party obtains Knowledge and which if existing and known at the date of this Agreement would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Closing) would make the performance by any Party of a covenant contained in this Agreement impossible, or which (if existing and known at the time of the Closing) would cause a condition to any Party’s obligations under this Agreement not to be fully satisfied; provided,  however, that any notice provided pursuant to this Section 5.5 shall in no way effect the rights of the Parties to indemnification as set forth in Article 8 hereto.

Section 5.6.     Exclusivity.  The Company, the Seller and the Stockholders shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Buyer and its Affiliates and their respective agents and representatives) conducted heretofore with respect to any Acquisition Transaction.  The Company, the Seller, the Stockholders or any of its directors, officers, employees, representatives or agents will not, directly or indirectly, solicit, initiate, facilitate, or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any Acquisition Transaction or negotiate or otherwise facilitate, encourage, solicit, initiate or engage in discussions, negotiations or submissions of proposals or offers with any Person with respect to any Acquisition Transaction, enter into any written agreement, arrangement, or understanding requiring it to abandon, terminate, or fail to consummate the transactions contemplated by this Agreement or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Company, the Seller and the Stockholders shall immediately advise the Buyer in writing of the receipt of any written inquiries or proposals or requests for information related to an Acquisition Transaction and shall disclose to the Buyer the terms of any such proposal or offer.

Section 5.7.      Liens; Intercompany Debt.  The Company, the Seller and the Stockholders shall take all necessary actions to cause the termination and release on or prior to the Closing Date of the Liens referred to in Section 3.9(d) of the Disclosure Schedule as to be so released.  At or prior to Closing, the Company shall take all such actions reasonably necessary such that the Company shall have no obligation with respect to any accounts payable of the Target Companies and the Managed Practices to the Seller, the Stockholders or any of their Affiliates or guarantees or sureties made by the Target Companies or the Managed Practices, as applicable, in favor of the Seller, the Stockholders or any of their Affiliates, nor any rights with respect to any accounts receivable of the Company from the Seller, the Stockholders or any of their Affiliates.  Except as set forth on Schedule 5.7 of the Disclosure Schedule, all agreements and arrangements between a Target Company or a Managed Practice, on the one hand, and the Seller, the Stockholders or any of their Affiliates (other than the Target Companies or the Managed Practices), on the other hand, shall be terminated in their entirety effective as of the Closing by the Parties and shall be deemed voided, cancelled and discharged in their entirety and the Seller and the Stockholders shall provide copies of an agreement pursuant to which such agreements and arrangements shall have been terminated effective as of or prior to the Closing and evidence of such terminations to the Buyer at Closing.

Section 5.8.      Financial Information.  Subject to the provisions of Section 5.10(a), within fifteen (15) days following the end of each calendar month following the date hereof until the Closing Date, the Seller shall deliver to the Buyer a true and correct copy of the unaudited consolidated balance sheet and statement of income of the Target Companies as of, and for the calendar month then ended, prepared consistently with the Company’s accounting policies and procedures, determined in accordance with GAAP (provided that such balance sheet and statement of income shall be subject to normal year-end adjustments). Prior to the Closing, the Company, the Stockholders, and the Seller shall provide to the Buyer, and shall cause the officers, employees and representatives of the Company to provide to the Buyer, all cooperation reasonably requested by the Buyer that is necessary or reasonably required in connection with the Financing by the Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.9.      Financing.  The Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the debt financing described in the commitment letter from Ares Capital Management LLC, dated January 5, 2018 (the “Commitments”), in order to consummate the transactions contemplated by this Agreement (the “Financing”), including using commercially reasonable efforts to satisfy on a timely basis all conditions applicable to the Buyer obtaining the Financing that are within its control, negotiate definitive agreements with respect thereto and consummate the Financing at or prior to the Closing. The Buyer represents and warrants as of the date hereof that it has no reason to believe (assuming the satisfaction of the conditions set forth in Article 7 in accordance with their terms) that the Financing will not be consummated on the terms set forth in the Commitments.  Seller shall cause the Target Companies to use their reasonable best efforts to furnish Buyer and its lenders and other financial institutions that may provide the financing (together with such lenders’ and other financial institutions’ respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns, the “Debt Financing Sources”) with such financial and other pertinent information regarding the Target Companies as may be reasonably requested by Buyer to obtain the Financing.

Section 5.10.    Premises Permits.

(a)        With respect to the Arizona premise permit Licenses set forth on Section 3.7(c) of the Disclosure Schedule (other than those held by a Subsidiary of the Company),  prior to the Closing Date, the Company shall have surrendered all existing Licenses to the Arizona State Veterinary Medical Examining Board and have submitted a new application for such Licenses which reflect the change in ownership of the Company.

(b)        With respect to the Tennessee premise permit Licenses set forth on Section 3.7(c) of the Disclosure Schedule, prior to the Closing Date, the Company shall have provided notification to the Tennessee Board of Veterinary Medical Examination of the change in ownership of the Company.

(c)        With respect to the Maryland premise permit Licenses set forth on Section 3.7(c) of the Disclosure Schedule, prior to the Closing Date, the Company shall have provided notification to the Maryland Board of Veterinary Medical Examiners of the change in ownership of the Company.

ARTICLE 6

POST-CLOSING COVENANTS

Following the Closing:

Section 6.1.      General.  Subject to the terms and conditions of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents) as the other Parties reasonably may request to carry out the purposes of this Agreement, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8).

Section 6.2.      Non-Solicit and Non-Compete.

(a)        For a period of three (3) years from and after the Closing Date, each Stockholder and the Seller shall not, and shall cause their Affiliates not to, directly or indirectly, cause, solicit, induce or encourage any employees of the Target Companies or the Managed Practices who are or become employees of the Buyer or any of its Affiliates to leave such employment; provided,  however, that this Section 6.2(a) shall not prohibit any advertisement or general solicitation that is not specifically targeted at such employees so long as that in no event shall Seller or any Stockholder hire any such employees.

(b)        For a period of three (3) years from and after the Closing Date, each Stockholder and the Seller shall not, and shall cause their Affiliates not to, own, manage, control, engage or participate or have any ownership or other financial interest in, or in any way assist (as an employee, agent, consultant, investor, partner, shareholder or otherwise) any business in the United States that competes with the Buyer or its Affiliates (including the Target Companies and the Managed Practices), including, but not limited to, the business of: (i) facilitating or providing veterinary services; (ii) retail or wholesale selling or providing animal health and wellness products (including, but not limited to, prescription products, over-the-counter treatments, health and wellness supplements, dental treats); or (iii) retail or wholesale selling or providing pet treats (the “Competing Business”).

(c)        The covenants and undertakings contained in this Section 6.2 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.2 will cause irreparable injury to the Parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Therefore, the Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.2, in each case without the posting of bond or other security.  The rights and remedies provided by this Section 6.2 are cumulative and in addition to any other rights and remedies which the Buyer may have hereunder or at law or in equity.

Section 6.3.      Non-Disparagement. No Stockholder nor the Seller shall make any oral or written statement that disparages or places any of Buyer, the Company or any of their Affiliates in a false or negative light, except in connection with a legal Proceeding in which any Stockholder or the Seller is under oath or responding to a subpoena or is otherwise required by Law to cooperate with a Governmental Entity.

Section 6.4.      Buyer Common Stock Consideration.

(a)        All Holdings LLC Interests and Class B PetIQ Shares received by the Seller from Holdings and PetIQ as Holdings LLC Consideration or PetIQ Stock Consideration, as applicable, pursuant to Section 2.2(b) shall be subject to lock-up restrictions for a period of six (6) months following the Closing Date pursuant to a lock-up agreement dated as of the date hereof and effective as of the Closing Date, which is attached as Exhibit E hereto (“Lock-Up Agreement”).

(b)        The Holdings LLC Interests and Class B PetIQ Shares to be received by the Seller from Holdings and PetIQ as Holdings LLC Consideration or PetIQ Stock Consideration, as applicable, pursuant to Section 2.2(b) have not been registered and shall be characterized as “restricted securities” under the federal Securities Laws, and under such Law such equity interests may be resold without registration under the Securities Act, only in certain limited circumstances.  Each certificate evidencing Holdings LLC Interests and Class B PetIQ Shares representing Holdings LLC Consideration or PetIQ Stock Consideration, as applicable, pursuant to Section 2.2(b) shall bear the following legend:

“THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT OR SUBJECT TO AN EXEMPTION UNDER THE SECURITIES ACT.  UNTIL [____], 2018, THE SECURITIES REFERENCED HEREIN ARE SUBJECT TO A LOCK-UP AGREEMENT BY AND BETWEEN THE HOLDER, PETIQ, INC. AND PETIQ HOLDINGS, LLC AND MAY ONLY BE TRANSFERRED PURSUANT TO THE PROVISIONS OF SUCH LOCK-UP AGREEMENT.”

Section 6.5.      Restricted Use of Confidential Information.

(a)        The Seller and each Stockholder acknowledges the confidential and proprietary nature of the Confidential Information of each Target Company and agrees that such Confidential Information (i) will be kept strictly confidential by him or it; and (ii) will not be disclosed by him or it to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of Buyer.

(b)        If the Seller or a Stockholder is required by applicable Law, stock exchange requirement or regulation to make any disclosure that is prohibited or otherwise constrained by this Section 6.5, that the Seller or Stockholder, as applicable, will provide Buyer with prompt notice of such compulsion or request (unless prevented by applicable Law) so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.5.  In the absence of a protective order or other remedy, the Seller or Stockholder, as applicable, may disclose that portion (and only that portion) of the Confidential Information that, based upon advice of his or its counsel, the Seller or Stockholder, as applicable, is legally compelled to disclose; provided,  however, that he or it will use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information of the Target Companies is so disclosed.  The provisions of this Section 6.5(b) do not apply to any legal Proceedings between the Parties to this Agreement.

Section 6.6.     Maintenance Fee.  For so long as the Seller owns any equity interests in either Buyer, Holdings or PetIQ, Buyer shall pay Seller an annual maintenance fee of $10,000 for the purpose of maintaining the Seller’s corporate structure. Such maintenance fee shall be paid on January 30 of each year by wire transfer of immediately available funds to an account specified by the Seller.

Section 6.7.      PetIQ Board of Directors.  Santana agrees to serve on the PetIQ Board of Directors as a Class II director from the Closing Date until PetIQ’s 2019 annual meeting of stockholders, unless Santana is removed for “cause” pursuant to Article VII, section 3 of PetIQ’s Amended and Restated Certificate of Incorporation.

Section 6.8.      Directors’ and Officers’ Liability Indemnification and Insurance.

(a)        For a period of six (6) years following the Closing Date, pursuant to the provisions of the Company’s Third Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”), the Company will, and Buyer shall cause the Company to, indemnify and hold harmless the present and former managers, directors and officers of the Company in respect of acts or omissions occurring while such persons are officers and directors to the same or greater extent as is provided under the LLC Agreement as in effect on the date of this Agreement.  For a period of six (6) years following the Closing Date, neither the Buyer nor the Company will amend, repeal or modify such provisions in any manner that would adversely affect in any material respect the rights thereunder of such persons; provided,  however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Laws.

(b)        By no later than January 31, 2018, the Company, shall purchase a tail policy to the current directors’ and officers’ liability insurance policy maintained by the Company, which tail policy shall be effective for a period from the Closing and through and including the date six (6) years after the Closing Date for any current or former managers, directors or officers of the Company with respect to any actions or omissions by such directors or officers occurring prior to the Closing Date. The aggregate amount actually paid to purchase such tail coverage shall be referred to herein as the “D&O Tail Premium” and shall be a Seller Transaction Expense reimbursed or borne exclusively by Seller.

(c)        The Buyer shall cause the Company to pay, perform, fulfill and discharge, from and after the Closing Date, the obligations of every nature of the Company under any indemnification agreements set forth on Schedule 3.11(j) of the Disclosure Schedule with each of the present and former officers and directors of the Company (or his or her heirs or representatives) in accordance with the terms and conditions thereof.

(d)        The provisions of this Section 6.8 shall survive the Closing and are expressly intended to benefit each of the present and former managers, directors, and officers of the Company (or his or her heirs or representatives) who are entitled to indemnification by the Company as of the date of this Agreement.

ARTICLE 7

CONDITIONS TO OBLIGATION TO CLOSE

Section 7.1.      Conditions to Obligation of the Buyer, Holdings and PetIQ.  The obligations of the Buyer, Holdings and PetIQ to consummate the transactions to be performed by Buyer, Holdings and PetIQ, as applicable, at the Closing are subject to satisfaction of the following conditions:

(a)        all representations and warranties of the Company, the Seller and the Stockholders in this Agreement shall be true and correct (without regard to materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty) when made and as of the Closing as though such representations were then made, except for those representations and warranties which are expressly stated to be made solely as of the date of this Agreement or another specified date, which shall be true and correct (without regard to materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty) solely as of the date of this Agreement or such other specified date; provided,  however, that the condition set forth in this Section 7.1(a) shall be deemed satisfied solely for purposes of determining the Buyer’s, Holdings’ and PetIQ’s obligation to close the transactions contemplated by this Agreement and not for any other purpose, including modifying or limiting the Buyer’s, Holdings’ or PetIQ’s rights to indemnification under Section 8.1(a), so long as the failure of such representations and warranties to be so true and correct, individually or taken together, would not reasonably be expected to result in a Material Adverse Effect; provided,  further, that the Seller Fundamental Representations shall be true and correct in all respects without regard to the foregoing Material Adverse Effect qualification;

(b)        each of the Company, the Seller and the Stockholders shall have performed and complied in all material respects with all of its and his covenants hereunder to be performed or complied with by it or him prior to or at the Closing;

(c)        since the date of this Agreement, there shall not have been or occurred any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect;

(d)        the Company shall have delivered to the Buyer a certificate of an executive officer of the Company to the effect that each of the conditions specified in Sections 7.1(a),  7.1(b) and 7.1(c) is satisfied;

(e)        the Buyer shall have received the Financing proceeds in amounts necessary to consummate the transactions contemplated by this Agreement on terms consistent with the Commitments;

(f)        no judicial, administrative or arbitral actions, suits, Proceedings (public or private) or claims or Proceedings by or before a Governmental Entity shall have been instituted or threatened or claim or demand made against the Seller or the Company or the Buyer, Holdings or PetIQ seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided,  however, that the Buyer, Holdings and PetIQ shall not be entitled to rely on the failure of this condition to be satisfied if such action, suit, Proceeding, claim, demand, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award was instituted by the Buyer, Holdings, or PetIQ or an Affiliate thereof;

(g)        all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated without the FTC or the Antitrust Division, as applicable, having taken any action which has not been terminated or resolved;

(h)        the Required Governmental Approvals (other than pursuant to the Hart-Scott-Rodino Act, which shall be governed by Section 7.1(f)) and the Required Consents shall have been obtained without any change or condition to the related Contracts and Licenses;

(i)        the Buyer shall have received the Escrow Agreement duly executed by the Escrow Agent and the Seller;

(j)        the Seller shall have provided the Buyer with a properly executed affidavit of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b)(2);

(k)        the Seller shall have provided the Buyer with a properly executed IRS Form W-9;

(l)        the Company shall have delivered, or caused to be delivered, to the Buyer certificates of good standing as of a date that is within fifteen (15) days of the Closing Date with respect to each Target Company issued by the secretary of state of the state of formation of each Target Company, as applicable, and for each state in which a Target Company is qualified to do business as a foreign company;

(m)        the Company shall have delivered to the Buyer a certificate of an executive officer of each Target Company certifying to true and correct copies of the organizational documents of such Target Company and certifying to a true and correct copy of the resolutions of such Target Company approving the transactions contemplated by this Agreement and that such resolutions are in full force and effect;

(n)        the Employment Agreements with respect to each of Santana and Michael Rist shall have remained in full force and effect;

(o)        the Lock-Up Agreement shall have remained in full force and effect with respect to the Seller;

(p)       the Company shall have delivered a pay-off letter from each lender of the Target Companies with respect to any Company Indebtedness  indicating (i) the aggregate amount owed to such lender as of the Closing and (ii) that, upon payment of such amount, all amounts due and owing such lender by such applicable Target Company shall be deemed satisfied and paid in full, such lender or creditor shall release all of its Lien outstanding on or against such Target Company, and shall authorize the filing of termination statements pursuant to the Uniform Commercial Code, as amended, or such other documents or endorsements necessary to release of record such Liens, in form and substance reasonably satisfactory to the Buyer at the Closing;

(q)       the Seller shall have delivered to Holdings a duly executed joinder to the Sixth Amended and Restated Limited Liability Company Agreement of Buyer, dated July 20, 2017 (as amended by that certain First Amendment thereto dated January 5, 2018);

(r)       the Seller shall have delivered to PetIQ a duly executed Registration Rights Agreement;

(s)       the Amended and Restated Headquarters Lease shall have remained in full force and effect;

(t)       Santana shall have delivered to PetIQ a duly executed Indemnification Agreement with respect to Santana’s position as a board member of PetIQ in substantially the form attached hereto as Exhibit I (the “Indemnification Agreement”);

(u)       the Seller shall have delivered to the Buyer evidence satisfactory to the Buyer that the Reorganization Transactions have been consummated in accordance with applicable Law;

(v)       the Seller shall have delivered to the Buyer evidence satisfactory to the Buyer that the engagement letter and broker arrangement with TM Capital has been terminated;

(w)       the Seller shall have delivered to the Buyer evidence satisfactory to the Buyer that the Promissory Note issued by the Stockholders to the Company on April 28, 2017 has been paid in full and terminated;

(x)       the Seller shall have delivered to the Buyer evidence satisfactory to the Buyer that the Promissory Note issued by Santana to the Company on October 18, 2017 has been paid in full and terminated; and

(y)       the Seller shall have delivered to the Buyer a true and correct copy of the resolutions of such Seller approving the transactions contemplated by this Agreement and that such resolutions are in full force and effect.

The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

Section 7.2.     Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions to be performed by them at the Closing are subject to satisfaction of the following conditions:

(a)       all representations and warranties of the Buyer, Holdings and PetIQ in this Agreement shall be true and correct in all material respects when made and as of the Closing as though such representations and warranties were then made, except for those representations and warranties which are expressly stated to be made solely as of the date of this Agreement or another specified date, which shall be true and correct in all material respects solely as of the date of this Agreement or such other specified date, as applicable;

(b)       the Buyer, Holdings and PetIQ shall have performed and complied in all material respects with all of their covenants to be performed or complied with by it prior to or at the Closing;

(c)       the Buyer shall have delivered to the Seller a certificate of an executive officer of the Buyer to the effect that each of the conditions specified in Sections 7.2(a) and 7.2(b) is satisfied in all respects;

(d)       the Buyer shall have delivered to the Seller evidence of issuance of the Holdings LLC Consideration;

(e)       PetIQ shall have delivered to the Seller evidence of issuance of the PetIQ Stock Consideration;

(f)       The Buyer shall have delivered to the Seller the Seller Notes duly executed by the Buyer together with the Guaranty duly executed by the Guarantors;

(g)       the Seller shall have received the Escrow Agreement duly executed by the Escrow Agent and the Buyer;

(h)       no judicial, administrative or arbitral actions, suits, Proceedings (public or private) or claims or Proceedings by or before a Governmental Entity shall have been instituted or threatened or claim or demand made against the Seller or the Company or the Buyer seeking to restrain or prohibit or obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided,  however, that the Seller shall not be entitled to rely on the failure of this condition to be satisfied if such action, suit, Proceeding, claim, demand, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award was instituted by the Seller, the Stockholders or any of their Affiliates;

(i)       all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated without the FTC or the Antitrust Division, as applicable, having taken any action which has not been terminated or resolved;

(j)       PetIQ shall have delivered to the Seller and Santana written confirmation of the appointment of Santana to the Board of Directors of PetIQ as a Class II director, effective upon the Closing;

(k)       PetIQ shall have delivered to the Seller a duly executed Registration Rights Agreement;

(l)        the Lock-Up Agreement shall have remained in full force and effect with respect to PetIQ; and

(m)       PetIQ shall have delivered to Santana a duly executed Indemnification Agreement with respect to Santana’s position as a board member of PetIQ.

The Seller, on behalf of itself and the Stockholders, may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

ARTICLE 8

INDEMNIFICATION

Section 8.1.      The Seller’s Indemnification Obligations.  Subject to the provisions of this Article 8, after the Closing, the Seller and the Stockholders, jointly and severally agree to defend, reimburse, indemnify, and hold harmless the Buyer Indemnified Parties against and in respect of all Adverse Consequences that may be incurred or suffered by or imposed on any Buyer Indemnified Party that result from, relate to, or arise out of:

(a)         any breach of a representation or warranty made by the Company, the Seller or the Stockholders in this Agreement;

(b)         any breach by the Company, the Seller or the Stockholders of any of its or his covenants or agreements in this Agreement or any Ancillary Document;

(c)         any Indemnified Taxes, all costs and expenses of preparing Tax Returns for a Pre-Closing Tax Period, and all costs and expenses of any Tax Contest or other legal Proceeding that could result in the imposition of an Indemnified Tax;

(d)         any unpaid Company Indebtedness;

(e)         any unpaid Seller Transaction Expenses;

(f)         the Reorganization Transactions; and

(g)         the items set forth on Schedule 8.1(g).

Any breach of or inaccuracy in a Tax Representation shall be governed by Section 8.1(c) rather than Section 8.1(a) and any breach of a covenant of the Company, the Seller or the Stockholders with respect to Taxes shall be governed by Section 8.1(c) rather than Section 8.1(b).

Section 8.2.      The Buyer’s Indemnification Obligations.  Subject to the provisions of this Article 8, after the Closing, PetIQ, Holdings and the Buyer, jointly and severally agree to defend, reimburse, indemnify, and hold harmless the Seller Indemnified Parties against and in respect of all Adverse Consequences that may be incurred or suffered by or imposed on any Seller Indemnified Party that result from, relate to, or arise out of:

(a)       any breach of a representation or warranty made by the Buyer in this Agreement; and

(b)       any breach by the Buyer of any of its covenants or agreements in this Agreement or any Ancillary Document.

Section 8.3.     Indemnification Procedure.

(a)       If, subsequent to the Closing, any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification for, or receives notice of the assertion or commencement of, any Third Party Claim as to which such Indemnified Party intends to seek indemnification under this Agreement, such Indemnified Party shall give reasonably prompt written notice of such claim to the Party from whom indemnification is to be sought (an “Indemnifying Party”), together with a statement of any available information regarding such claim.  The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within fifteen (15) days after receipt from the Indemnified Party of notice of such claim, by which notice the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”) or, if applicable, to conduct at its expense the defense against any such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party; provided,  however, that, in the case of such Third Party Claim, the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed.  The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim.  If the Indemnifying Party delivers a Defense Notice to the Indemnified Party, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by the Indemnifying Party, all at the expense of the Indemnifying Party.  Notwithstanding the foregoing, the Indemnified Party shall have the right to employ its own counsel and participate in the defense of such, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party.  As a condition precedent to the Indemnifying Party’s right to assume control over the defense of a Third Party Claim, (i) it must furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such liability and (ii) acknowledge its obligation to indemnify the Indemnified Party.  Notwithstanding anything herein to the contrary, the Indemnifying Party shall not have the right to assume control of the defense of any Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if the Third Party Claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) is a claim in which the Indemnified Party has been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party, (iv) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend, (v) has potential Adverse Consequences in excess of the Buyer Indemnity Cap Amount or the principal amount of the Seller

Notes, as applicable, (vi) involves, or could have a material effect on, any material matter involving, directly or indirectly, the Indemnified Party beyond the scope of the indemnification obligation of the Indemnifying Party, or (vii) is a claim for which, in the reasonable opinion of the Indemnified Party, the Indemnifying Party does not have the financial wherewithal to pay for such defense.

(b)       If the Indemnifying Party shall fail to give a Defense Notice with respect to a Third Party Claim of which notice is given in accordance with Section 8.3(a) above, it shall be deemed to have elected not to conduct the defense of the subject Third Party Claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith.  If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable costs and expenses of defending such Third Party Claim upon submission of periodic bills.  If the Indemnifying Party elects to conduct the defense of the subject Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided,  however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if so requested by the Indemnifying Party to participate, or, in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one counsel for all Indemnified Parties in connection with any Third Party Claim.

(c)       Regardless of which Party defends a Third Party Claim, the other Party shall have the right at its expense to participate in the defense of such Third Party Claim, assisted by counsel of its own choosing.  The Indemnified Party shall not compromise, settle, default on, or admit liability with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, and, if the Indemnified Party settles, compromises, defaults on, or admits liability with respect to a Third Party Claim except in compliance with the foregoing, the Indemnified Party will be liable for all costs, expenses, settlement amounts, or other Adverse Consequences paid or incurred in connection therewith and the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect thereto.  The Indemnifying Party shall not compromise or settle a Third Party Claim without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, the Indemnified Party shall not be required to consent to a compromise or settlement if such compromise or settlement (i) does not include as a term thereof an unconditional release of the Indemnified Party, (ii) imposes any non-monetary obligations on the Indemnified Party or monetary obligations that are not subject to the indemnification provisions of this Agreement, (iii) contains any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party.

(d)       After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the Indemnified Party shall deliver to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the

Indemnified Party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

(e)       To the extent that there is an inconsistently between this Section 8.3 and Section 9.5 as it relates to a Tax Contest, the provisions of Section 9.5 shall govern.

Section 8.4.     Direct Claims.  It is the intent of the Parties that all direct claims by an Indemnified Party against a Party not arising out of Third Party Claims shall be subject to and benefit from the terms of this Article 8.  Any claim under this Article 8 by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of fifteen (15) days within which to satisfy such Direct Claim.  If the Indemnifying Party does not so respond within such fifteen (15) day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Article 8.

Section 8.5.     Failure to Give Timely Notice.  A failure by an Indemnified Party to give timely, complete, or accurate notice as provided in Section 8.3 or 8.4 shall not affect the rights or obligations of either Party hereunder except to the extent that, as a result of such failure, any Party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially adversely affected or damaged as a result of such failure to give timely, complete, and accurate notice.

Section 8.6.     Reduction of Adverse Consequences.  The Parties shall use their commercially reasonable efforts to collect the proceeds of any insurance that would have the effect of reducing any Adverse Consequences (in which case such proceeds shall reduce such Adverse Consequences); provided,  that,  nothing contained herein shall require the Buyer to seek coverage under the representation & warranty insurance policy obtained by the Buyer. To the extent any Adverse Consequences of an Indemnified Party are reduced by receipt of payment actually received under insurance policies, such payments (net of the expenses of the recovery thereof) shall be credited against such Adverse Consequences and, if indemnification payments shall have been received prior to the collection of such proceeds, the Indemnified Party shall remit to the Indemnifying Party the amount of such (net of the expenses of the recovery thereof) to the extent of indemnification payments received in respect of such Adverse Consequences.  Each Party shall take all reasonable steps to mitigate any of its losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

Section 8.7.     Limitations on Indemnities.

(a)       The Seller and the Stockholders shall not have any liability pursuant to Section 8.1(a) unless and until the aggregate amount of all Adverse Consequences subject to this Section 8.7(a) exceeds the Seller Threshold Amount, and then the Seller and the Stockholders shall have liability for the full amount of such Adverse Consequences (including the Seller Threshold Amount), subject to Section 8.8;  provided that this Section 8.7(a) shall not apply to a breach of any representation or warranty contained in Section 3.1  (Organization), Section 3.2  (Capitalization), Section 3.3(a)  (Authorization of Transaction), Section 3.4  (Brokers’ Fees), and

Section 3.5  (Certain Investment Representations) (collectively, the “Seller Fundamental Representations”), and any Tax Representation.

(b)       The Buyer shall not have any liability pursuant to Section 8.2(a) unless and until the aggregate amount of all Adverse Consequences subject to this Section 8.7(b) exceeds the Buyer Threshold Amount, and then the Buyer shall have liability for the full amount of such Adverse Consequences up to the Buyer Indemnity Cap Amount (including the Buyer Threshold Amount); provided that this Section 8.7(b) shall not apply to a breach of any representation or warranty contained in Section 4.1  (Organization) or Section 4.2(a)  (Authorization of Transaction) (collectively, the “Buyer Fundamental Representations”).

(c)       For purposes of determining whether any particular representation, warranty, covenant or agreement contained herein has been breached and for purposes of calculating the amount of Adverse Consequences resulting therefrom,  any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be ignored.

Section 8.8.    Payment of Claims.  Any claims for indemnification by the Buyer Indemnified Parties against the Seller or the Stockholders pursuant to Section 8.1(a) (other than in respect of Seller Fundamental Representations or claims for indemnification arising out of fraud or willful misrepresentation) shall be satisfied first by set-off against the principal amount of first the Guaranty Note, secondly the 2018 Contingent Note (to the extent payable by the Buyer) and thirdly against the 2019 Contingent Note (to the extent payable by the Buyer).  Any other claim for indemnification by the Buyer Indemnified Parties against the Seller or the Stockholders pursuant to this Section 8 shall be satisfied, at the option of the Buyer, (A) by prompt payment in cash to Buyer or the appropriate Buyer Indemnified Party in an amount not to exceed the Base Cash Purchase Price, (B) by set-off against the principal amount of any of the Seller Notes or (C) by forfeiture of Holdings LLC Interests and PetIQ Class B Shares. For purposes of the foregoing, the value of one (1) Holdings LLC Interest and one (1) PetIQ Class B Share shall be the volume weighted average price of one (1) share of PetIQ Class A Stock on the NASDAQ Global Market for the five (5) trading days ending on the day prior to such forfeiture.

Section 8.9.     Survival.

(a)       Except as otherwise provided in this Section 8.9, the representations contained in this Agreement shall expire on, and any claim for indemnification with respect thereto must be brought before, the date that is the eighteen (18) month anniversary of the Closing Date.

(b)       The Seller Fundamental Representations and the Buyer Fundamental Representations shall survive indefinitely.

(c)       The Tax Representations and the Company’s and the Seller’s and the Stockholders’ representations and warranties contained in Section 3.14  (Environmental Matters) shall expire on, and any claim for indemnification with respect thereto must be brought before, the date that is six (6) months following the expiration of the applicable statute of limitations.

(d)       Claims for indemnification arising out of fraud or willful breach shall survive indefinitely.

(e)       All covenants and agreements contained in this Agreement shall survive the Closing hereunder.

Section 8.10.   Additional Limitations.

(a)       Each Party hereto expressly disclaims reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to any other Party hereto or any of its or their representatives, except as expressly set forth in this Agreement. Each Party hereto understands and acknowledges that, except as expressly set forth in this Agreement, no other Party nor or any of its or their representatives is making any representation or warranty as to the accuracy or completeness of any evaluation materials or any other information concerning the business of the such Party provided to or prepared for any Party or its representatives in anticipation of or in connection with the transactions contemplated by this Agreement, it being understood that the rights of the Parties under this Article 8 shall not be affected notwithstanding (i) the making of this Agreement (ii) any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the Parties hereto, (iii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation, or (iv) the Closing hereunder.

(b)       Notwithstanding anything to the contrary contained in this Agreement, no claim for indemnification hereunder shall be made with respect to any Closing Indebtedness, Seller Transaction Expenses or any other asset or liability to the extent included in the calculation of Closing Net Working Capital.

(c)       No claim shall be brought or maintained by an Indemnified Party or their respective successors or permitted assigns against any officer, director, employee (present or former), agent, lender or Affiliate of any Party hereto which is not otherwise expressly identified as a Party hereto or is a successor or assign of any Party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any Party hereto set forth or contained in this Agreement. No Indemnified Party may avoid the limitations on liability set forth in this Article 8 by seeking damages for breach of contract, tort or pursuant to any other theory of liability and each Party hereby waives any rights with respect to such claims from and after the Closing, to the fullest extent permitted under applicable Law.

Section 8.11.   Adjustment to Purchase Price.  Any amounts which are paid or otherwise accrue to the Buyer pursuant to this Article 8 will be treated as an adjustment to the Purchase Price for all purposes, except as otherwise required by applicable law.

Section 8.12.   Scope of Disclosures.  Disclosure of information included in any Section of the Disclosure Schedule (or portion of any such Section) shall be considered disclosures for all other Sections (or other portions of other Sections) of the Disclosure Schedule to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Sections (or other portions of Sections).  The fact that any disclosure on any Section of the

Disclosure Schedule is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of such disclosure on any Section would not constitute a breach of such representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty.  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any of the Sections of the Disclosure Schedule is intended to vary the definition of Material Adverse Effect or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Section of the Disclosure Schedules is or is not material for purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Section of the Disclosure Schedules hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Section of the Disclosure Schedules is or is not in the Ordinary Course of Business for purposes of this Agreement unless it is so specified.

ARTICLE 9

TAX MATTERS

Section 9.1.     Apportionment of Taxes.  For purposes of determining the amount of Taxes that relate to a Pre-Closing Tax Period (or portion of any Straddle Period ending on or prior to the Closing Date) the Parties agree as follows:

(a)       In the case of property Taxes and other similar Taxes imposed on a periodic basis for a Straddle Period, the amounts that are attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the amount of such Tax for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(b)       In the case of all Taxes in the form of interest or penalties that relate to Taxes attributable to any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date), all such Taxes shall be treated as occurring in a Pre-Closing Tax Period (or the portion of the Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

(c)       In the case of all other Taxes (including income Taxes, employment Taxes, and sales and use Taxes) for a Straddle Period, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the applicable Target Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.”  For purposes of clause (c), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (a) for periodic Taxes.

Section 9.2.     Cooperation.  With respect to any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date), the Buyer, the Seller and the Stockholders shall (and shall cause their respective Affiliates to) (a) assist in the preparation and timely filing of any Tax Return of the Target Companies; (b) assist in any audit or other Proceeding with respect to Taxes or Tax Returns of the Target Companies (whether or not a Tax Contest); (c) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Target Companies; (d) provide any information necessary or reasonably requested to allow the Buyer or the Target Companies to comply with any information reporting or withholding requirements contained in applicable Laws; and (e) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

Section 9.3.    Transfer Taxes.   All federal, state, local, non-U.S. transfer, excise, sales, use, ad valorem value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the transfer of the shares in the Company or any other transaction contemplated by this Agreement and all related interest and penalties (collectively, “Transfer Taxes”) shall be paid by the Seller.

Section 9.4.     Tax Returns.

(a)       The Seller, at the Seller’s sole cost and expense, shall prepare and timely file, or cause to be prepared and timely filed, and timely pay all Taxes that are payable with respect to all (i) Tax Returns for the Target Companies due on or prior to the Closing Date and (ii) the IRS Form 1065 (and any comparable state and local Tax Returns) of the Target Companies for any taxable periods ending, or deemed to end, on or prior to the Closing Date (the “Flow-Through Returns” and, collectively with the returns in (i), the “Seller Prepared Returns”).  All Seller Prepared Returns shall be prepared in accordance with existing procedures and practices of the Company with respect to the treatment of specific items on the returns, unless otherwise required by applicable Law; provided that any transactions as to which CCI is a party shall be reported consistent with the CCI 2017 Returns (as prepared in accordance with Section 9.4(b)).  Each Flow-Through Return due after the Closing Date shall be submitted to the Buyer, for the Buyer’s review and comment at least thirty (30) days prior to the due date of such Flow-Through Return and the Seller shall incorporate any reasonable comments made to such Flow-Through Return by the Buyer.  To the extent required by Law, the Buyer shall cause the Company to file, in the form approved by the Buyer, all Flow-Through Returns due after the Closing Date prepared by the Seller and timely delivered to the Buyer in accordance with this Section 9.4(a).

(b)       The Buyer shall cause the Company to prepare and timely file all Tax Returns of the Company due after the Closing Date other than Flow-Through Returns (the “Buyer Prepared Returns”).  To the extent that a Buyer Prepared Return relates to a Pre-Closing Tax Period, such Tax Return shall be prepared in accordance with existing procedures and practices of the Company with respect to the treatment of specific items on such Buyer Prepared Returns, unless otherwise required by applicable Law; provided that the IRS Form 1120 (and any comparable state and local Tax Returns) of CCI for the taxable period ending December 31, 2017 (the “CCI 2017 Returns”) shall not be required to be prepared in accordance with existing procedures and practices of the Company and shall be prepared in accordance with an appropriate transfer pricing study satisfying the requirements of Treas. Reg. § 1.6662-6(d)(2)(iii).  Each Buyer Prepared Return that shows an Indemnified Tax and is not prepared in accordance with existing procedures and practices of the Company shall be submitted to the Seller for the review and comment of the Seller at least ten (10) days prior to the due date of such Tax Return and Buyer shall incorporate any reasonable comments made by the Seller to such Buyer Prepared Return.  No failure or delay of the Buyer in providing Buyer Prepared Returns for the review of the Seller shall reduce or otherwise affect the obligations or liabilities of the Seller pursuant to this Agreement, except to the extent the Seller were actually prejudiced by such failure or delay.

(c)       Notwithstanding anything else herein to the contrary, the Seller, at its sole cost and expense, shall prepare, or cause to be prepared and pay all Taxes that are payable with respect to an amended IRS Form 1120 (and any comparable state and local Tax Returns) of CCI for the taxable periods ending December 31, 2015 and December 31, 2016 (the “CCI Amended Returns”).  The CCI Amended Returns shall reflect revenue and expenses attributable to CCI and shall be provided to the Buyer for review and approval by February 15, 2018, and the Seller shall incorporate any reasonably comments made by the Buyer to such CCI Amended Returns; provided that the Seller shall not be required to incorporate any such comments to the extent relating to the management fee payable by CCI.  To the extent required by Law, the Buyer shall cause CCI to file, in the form approved by Buyer, all CCI Amended Returns to be filed after the Closing Date prepared by the Seller and timely delivered to the Buyer in accordance with this Section 9.4(c).

Section 9.5.     Tax Contests.

(a)       If any Governmental Entity issues to the Target Companies (i) a written notice of its intent to audit or conduct another Proceeding with respect to Taxes of the Target Companies for any Pre-Closing Tax Period or Straddle Period or (ii) a written notice of deficiency for Taxes for any Pre-Closing Tax Period or Straddle Period, the Buyer or the Company shall notify the Seller of its receipt of such communication from the Governmental Entity within thirty (30) days of receipt.  No failure or delay of the Buyer or the Company in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Seller pursuant to this Agreement.

(b)       The Company or its applicable Subsidiary shall control any audit or other Proceeding in respect of any Taxes of the Target Companies (a “Tax Contest”); provided,  however, if the Tax Contest relates to a Flow-Through Return of the Target Companies,  (i) the Seller, at its sole cost and expense, shall have the right to participate in any such Tax Contest to the extent it relates to a Pre-Closing Tax Period and (ii) the Buyer shall not allow the Company or its applicable Subsidiary to settle or otherwise resolve any such Tax Contest if such settlement or other resolution results in an Indemnified Tax without the permission of the Seller (which will not be unreasonably withheld, delayed, or conditioned).

Section 9.6.     Purchase Price Allocation.  For income Tax purposes, the Parties agree that the sale of the Units is intended to be treated as a sale and purchase of assets. Within sixty (60)

days after the determination of Final Closing Net Working Capital, the Buyer shall, after consultation with the Seller, deliver to the Seller a schedule allocating the Purchase Price (and any assumed liabilities of the Company) among the assets of the Company and applicable covenants in Section 6.2 for income Tax purposes in accordance with the applicable provisions of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation Schedule”). Subject to the Seller’s approval of the Purchase Price Allocation Schedule,  the Buyer and the Seller shall each report, act, and file all Tax Returns and information reports consistently with the Purchase Price Allocation Schedule (as appropriately adjusted) and shall not take any position during the course of any audit or other Proceeding that is inconsistent with the Purchase Price Allocation Schedule, unless required to do so by applicable Law or a final determination of an applicable Governmental Entity; provided, that if the parties are unable to agree on the Purchase Price Allocation Schedule after consulting with each other in good faith, the parties shall submit the Purchase Price Allocation Schedule to Grant Thornton for review, and Grant Thornton’s determination shall be binding on the parties. The Buyer and the Seller shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect adjustments to the Purchase Price.

Section 9.7.    Tax Distributions.  Notwithstanding anything to the contrary, no Seller or Stockholder shall retain any right to any distribution for Taxes pursuant to the terms of the Company’s operating agreement after Closing.

ARTICLE 10

TERMINATION

Section 10.1.  Termination of Agreement.  This Agreement may, by written notice given prior to or at the Closing, be terminated as follows:

(a)       by the Company if the Buyer, Holdings or PetIQ breaches any of their respective representations, warranties or covenants or agreements contained herein such that the conditions to Closing set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach is incapable of being cured by the Termination Date or, if capable of being cured, is not cured within ten (10) days’ following receipt by the Buyer of written notice thereof from the Seller; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(a)(i) if the Company, the Seller or the Stockholders is then in material breach of any of its or his covenants or agreements contained in this Agreement;

(b)       by the Buyer if the Company, the Seller or the Stockholders breaches any of its or his representations, warranties, covenants or agreements contained herein such that the conditions to Closing set forth in Section 7.1(a),  Section 7.1(b) or Section 7.1(c) would not be satisfied and such breach is incapable of being cured by the Termination Date or, if capable of being cured, is not cured within ten (10) days’ following receipt by the Seller of written notice thereof from the Buyer; provided that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1(b) if the Buyer, Holdings or PetIQ is then in material breach of any of its covenants or agreements contained in this Agreement;

(c)       by mutual consent of the Buyer and the Company;

(d)       by either the Buyer or the Company if the Closing has not occurred on or before January 31, 2018 (the “Termination Date”); provided that a Party may not terminate this Agreement pursuant to this Section 10.1(d) if any action of such Party or the failure of such Party (including, for purposes of the Company, any action or failure of the Seller or the Stockholders) to perform any of its or his obligations under this Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement; or

(e)       by the Company or the Buyer if there shall be in effect a final nonappealable order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

Section 10.2.   Effect of Termination.  Upon any termination of this Agreement pursuant to Section 10.1, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the Parties hereto; provided that the provisions of this Article 10, the second sentence of Section 5.4,  Article 11 and the Confidentiality Agreement shall survive such termination.  If this Agreement is terminated as provided herein, none of the Parties hereto shall have any further obligation or liability to the other Parties hereto, except as set forth in the preceding sentence and the following sentence. Notwithstanding anything to the contrary contained herein, none of the Company, the Seller, the Stockholders or the Buyer shall have any liability for any breach of this Agreement prior to the effective date of a termination, other than for fraud or an intentional breach.

ARTICLE 11

MISCELLANEOUS

Section 11.1.   Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer or the Company, as applicable, which approval shall not be unreasonably withheld or delayed; provided,  however, that (a) immediately following the execution hereof, the Buyer and the Company will jointly issue a press release announcing their entry into this Agreement and (b) any Party may make any public disclosure it believes in good faith is required by applicable Law, the SEC or any listing or trading agreement or the rules and regulations of any securities exchange or automated securities quotation system concerning its publicly-traded securities (in which case the disclosing Party will, to the extent permitted by applicable Law, the SEC or any such listing or trading agreement, rules or regulations, use its commercially reasonable efforts to advise the other Parties prior to making the disclosure).

Section 11.2.   No Third-Party Beneficiaries.  Except as provided in Article 8, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided that the Debt Financing Sources shall be express third-party beneficiaries with respect to Sections 11.2,  11.8,  11.9 or 11.10, in each case, to the extent relating to the rights or obligations of such Debt Financing Source.

Section 11.3.   Entire Agreement.  This Agreement, the Schedules and Exhibits hereto and the Disclosure Schedule, the Ancillary Documents, the Confidentiality Agreement and all documents and certificates to be delivered pursuant hereto collectively constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede any prior negotiations, understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 11.4.   Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller.  Notwithstanding the foregoing, the Buyer may, without the approval of any other Party to this Agreement, but with prior notice to the Seller, assign this Agreement and any or all rights, interests or obligations hereunder (including the Buyer’s rights to purchase the Units and the Buyer’s rights to seek indemnification hereunder) to any Affiliate of the Buyer and may make a collateral assignment of this Agreement to any Person from which it has borrowed money.  Upon any such permitted assignment, the references in this Agreement to the Buyer shall refer to such assignee unless the context otherwise requires.

Section 11.5.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission and in a PDF transmitted by electronic mail) in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 11.6.  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.7.   Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent: (a) by registered or certified mail, return receipt requested, postage prepaid, (b) by facsimile or e-mail, (c) by personal delivery, or (d) by commercial delivery service, and, in each case, addressed to the intended recipient as set forth below:

If to the Company prior to the Closing:

Community Veterinary Clinics, LLC
5813 Skylane Blvd., Windsor CA 95492
Attn: Will Santana
Email:will@vippetcare.com

with a copy to:

Carle, Mackie, Power & Ross LLP
100 B Street, Suite 400
Santa Rosa, CA 95401

Attn: Simon Inman
Email: srinman@cmprlaw.com
Facsimile: (707) 526-4707

If to the Seller or the Stockholders:

VIP Petcare Holdings, Inc.
5813 Skylane Blvd., Windsor CA 95492
Attn: Will Santana
Email:will@vippetcare.com

with a copy to:

Carle, Mackie, Power & Ross LLP
100 B Street, Suite 400
Santa Rosa, CA 95401
Attn: Simon Inman
Email: srinman@cmprlaw.com
Facsimile: (707) 526-4707

If to the Buyer, Holdings or PetIQ:

PetIQ, Inc.
500 E. Shore Drive, Suite 120
Eagle, Idaho 83616
Attn: Robert P. K. Mooney, General Counsel
Email: robert.mooney@petiq.com
Facsimile: (208) 939-3200

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attention: Dominick P. DeChiara and Bryan Goldstein
Email: ddechiara@winston.com and BGoldstein@winston.com

Such notice shall be deemed received for purposes of this Agreement on the date of delivery as set forth in the return receipt or records of the delivery service in the case of notice sent by registered or certified mail or by commercial delivery service, respectively, the date of personal delivery in the case of notice sent by personal delivery or the date of delivery in the case of notice sent by facsimile or e-mail.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 11.8.   Governing Law; Forum Selection; Consent to Jurisdiction.

(a)       This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  Notwithstanding anything to the contrary contained in the foregoing, all disputes against a Debt Financing Source under the Financing or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise (including any dispute arising out of or relating in any way to the Financing), will be governed by, and construed in accordance with, the Laws of the State of New York applicable to Contracts executed in and to be performed entirely within such State, without regard to conflict of Law principles that would result in the application of any Law other than the Law of the State of New York.

(b)       ANY LITIGATION IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR INACTIONS OF THE BUYER, HOLDINGS, PETIQ, THE COMPANY, THE SELLER OR THE STOCKHOLDERS WILL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF DELAWARE.  EACH OF THE BUYER, HOLDINGS, PETIQ, THE COMPANY, THE SELLER AND THE STOCKHOLDERS HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION.  EACH OF THE BUYER, HOLDINGS, PETIQ, THE COMPANY, THE SELLER AND THE STOCKHOLDERS FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR OUTSIDE THE STATE OF DELAWARE. EACH OF THE BUYER, HOLDINGS, PETIQ, THE COMPANY, THE SELLER AND THE STOCKHOLDERS HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT THE BUYER, HOLDINGS, PETIQ, THE COMPANY, THE SELLER OR THE STOCKHOLDERS HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THEN EACH OF THE BUYER, HOLDINGS, PETIQ, THE SELLER AND THE STOCKHOLDERS HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF THIS AGREEMENT.

(c)       Notwithstanding anything herein to the-contrary, each Seller Related Party and each of the other parties hereto (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 11.7 shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH SELLER RELATED PARTY AND EACH OTHER PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLA IM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE  FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE.

Section 11.9.  Specific Performance.  The Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law.  Accordingly, the Parties agree that, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.  Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.  Notwithstanding anything herein to the contrary, in no event shall Buyer, Holdings or PetIQ be obligated pursuant to specific performance or otherwise commence any Proceeding against any Debt Financing Source. Notwithstanding anything to the contrary contained herein, no Seller Related Party shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against any Seller Related Party in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise. No Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

Section 11.10. Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. Notwithstanding the foregoing, none of this Section 11.10 or Sections 11.2,  11.8 or 11.9 may be amended or waived in any manner adverse to the Debt Financing Sources without the consent of the affected Debt Financing Sources.

Section 11.11. Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid or unenforceable, the Buyer and the Seller shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 11.12. Expenses.   Except as otherwise provided herein, each of the Buyer, Holdings, PetIQ, the Company, the Seller and the Stockholders will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, that the Seller and the Stockholders shall bear the costs and expenses (including legal fees and expenses) of the Company incurred prior to and in connection with the transactions contemplated by this Agreement.

Section 11.13. Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.14. Conflict Waiver; Privilege.

(a)       Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates that Carle, Mackie, Power & Ross, LLP (“CMPR”) represents the Company, the Seller and the Stockholders.  After the Closing, it is possible that CMPR will represent the Seller Indemnified Parties in connection with the transactions contemplated hereby or by any of the Ancillary Documents to which they may be party, including, without limit, any claims made hereunder or thereunder, and the exercise of their respective rights hereunder or thereunder.  Each of the Buyer Indemnified Parties waives any conflict of interest arising therefrom.  Notwithstanding any provision herein to the contrary, the Buyer Indemnified Parties do not waive, nor shall be required to waive, any right to object to the representation by CMPR of any of the Seller Indemnified Parties to the extent that CMPR has a conflict of interest with the Buyer Indemnified Parties arising other than (i) from CMPR representation of the Company, the Seller and the Stockholders in the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby, or (ii) the fact of CMPR’s representation of the Stockholders, the Seller and/or the Target Companies prior to Closing.

(b)       The Buyer Indemnified Parties hereby irrevocably acknowledge and agree (i) that any attorney-client privilege arising from oral or written communications prior to the Closing Date between any one or more officers, directors, employees, equity holders (including the Stockholders) of the Target Companies, on the one hand, and CMPR, on the other hand, which relate to this Agreement and Exhibits hereto and including the Disclosure Schedules) or the transactions contemplated hereby (collectively, the “Designated Communications”), shall be excluded from any of the property, rights, privileges, powers, franchises and other interests that are possessed by and/or vested in the Target Companies at the Closing Date for the purposes of any applicable Law, (ii) that such attorney-client privilege shall be deemed held by the Seller Indemnified Parties, and that no Buyer Indemnified Party shall have any right to waive any such attorney-client privilege at any time after the Closing Date, (iii) not to offer into evidence any Designated Communication protected by any such attorney-client privilege in any Proceeding involving any of the Buyer Indemnified Parties or the Seller Indemnified Parties, and (iv) to waive any right to discover or otherwise obtain from any such Persons any Designated Communication protected by such attorney-client privilege.  Notwithstanding the foregoing sentence, the Buyer Indemnified Parties shall have the right to waive any such attorney-client privilege, offer into evidence any such Designated Communication protected by such attorney-client privilege, and discover or otherwise obtain from any such Persons any Designated Communication protected by such attorney-client privilege as reasonably necessary to defend the Target Companies against any Proceedings against them, including in connection with any counterclaims made in any such Proceedings.  Except as set forth in the foregoing sentence, in the event that any Proceedings arise after the Closing Date between any of the Buyer Indemnified Parties and a Person other than one of the Seller Indemnified Parties, none of the Buyer Indemnified Parties shall disclose any Designated Communication that is subject to an attorney-client privilege without the prior written consent of the Stockholders; provided,  however, that if any of the Buyer Indemnified Parties is required by judicial order or other legal process to make such disclosure, the Buyer shall, if permitted by applicable Law, promptly notify the Stockholders in writing of such requirement (without making disclosure) and shall provide the Stockholders with such reasonable cooperation and assistance as shall be necessary to enable the Seller Indemnified Parties to seek to prevent disclosure by reason of such attorney-client privilege. For the avoidance of doubt, the Parties hereto acknowledge and agree that the Designated Communications do not include communications between the Target Companies and/or the Seller or the Stockholders, on the one hand, and CMPR, on the other hand, relating to general business matters of the Target Companies.

(c)       The Buyer, Holdings and PetIQ acknowledge and agree that they have participated fully in the negotiation of this Section 11.14, they have been represented by sophisticated legal counsel in connection with the preparation hereof and each has had an opportunity to ask such questions and receive such answers of such counsel as they deemed necessary.

** Remainder of Page Intentionally Blank**

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

PETIQ, INC.

By:	/s/ McCord Christensen
Name:	McCord Christensen
Title:	Chief Executive Officer

PETIQ HOLDINGS, LLC

By:	/s/ McCord Christensen
Name:	McCord Christensen
Title:	Chief Executive Officer

PETIQ, LLC

By:	/s/ McCord Christensen
Name:	McCord Christensen
Title:	Chief Executive Officer

[Signature Page to Unit Purchase Agreement]

COMMUNITY VETERINARY CLINICS, LLC D/B/A VIP PETCARE

By:	/s/ Will D. Santana
Name:	Will D. Santana
Title:	Chief Executive Officer

VIP PETCARE HOLDINGS, INC.

By:	/s/ Will D. Santana
Name:	Will D. Santana
Title:	Chief Executive Officer

/s/ Will D. Santana
WILL SANTANA

/s/ Kenneth Pecoraro
KENNETH PECORARO